UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

3085
(Primary Standard Industrial Classification Code Number)

65-0207200
(I.R.S. Employer Identification Number)

912 Maertin Lane

Fullerton, CA 92831
Phone: (661) 510-0978
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Curtis Fairbrother

Chief Executive Officer
912 Maertin Lane

Fullerton, CA 92831
Phone: (661) 510-0978
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Barry J. Miller, Esq.
13321 Ludlow St.
Huntington Woods, MI 48070
Phone: (248) 232-8039

As soon as practicable after this Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered[2]	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price	Registration Fee
Common Stock, par value $0.00001 per share[1]	700,000,000	$0.02[3]	$14,000,000	$1,803.20
[1]	Represents outstanding shares of common stock offered for resale by the selling shareholders named herein.
[2]	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

[3]	Estimated pursuant to Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the sales price for the common stock of the Registrant in the private placement described in this Registration Statement, as there is currently no public market price for the Registrant’s common stock.

The Registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ACOLOGY, INC.
700,000,000 Shares of Common Stock

This Prospectus relates to the resale of up to 700,000,000 shares of the common stock, par value $0.00001 per share, of Acology, Inc., a Florida corporation (“Common Stock”), by the selling shareholders.

As of the date of this Prospectus, the Common Stock will be quoted on and traded over the market maintained by OTC Markets Group Inc. known as “OTC Pink” (“OTC Pink”) under the symbol “ACOL.” Acology has applied to OTC Markets Group Inc. to have the Common Stock quoted on its “OTCQB” tier (“OTCQB”). As described below, there have been minimal recent public quotations of the Common Stock. For at least 10 years, there has been no active public market for the Common Stock, and the shares are being offered in anticipation of the development of a secondary trading market. For information as to bid and trading prices for the Common Stock since January 1, 2012, see “Market Price, Dividends and Related Shareholder Matters” on page 35.

The price to the public at which the selling shareholders will offer their shares will be $0.02 per share unless and until until the Common Stock is quoted on OTCQB; when and if the Common Stock is quoted on OTCQB, the selling shareholders will offer their shares at prevailing market prices; the selling shareholders may also sell their shares in negotiated transactions. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. The selling shareholders will pay any underwriting discounts and commissions. We will not receive any proceeds from sales of shares of Common Stock by the selling shareholders and we will bear all costs associated with the registration of their shares under the Securities Act of 1933, as amended, (the “Securities Act”), other than any selling shareholder’s legal or accounting costs or commissions.

Acology is an “emerging growth company,” as that term is defined in section 2(a)(19) of the Securities Act.

we are not a blank check company and have no current plans or intentions to engage in an acquisition, merger or other combination with an entity in an unrelated industry following this offer

INVESTING IN THE COMPANY’S SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN THIS PROSPECTUS BEGINNING ON PAGE 4 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. The selling shareholders are offering to sell and seeking offers to buy shares of the Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any distribution of securities in accordance with this Prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus.

The date of this Prospectus is August__, 2014.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before you decide whether to invest in the Common Stock. If you invest in the Common Stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”

References to “our,” “we,” “us,” or “the Company” “our Company,” refer to Acology, Inc. and its subsidiary, unless the context requires otherwise “Acology” refers to Acology, Inc. “D&C” refers to D&C Distributors LLC, a California limited liability company and our wholly owned subsidiary.

Overview

Through D&C, we are in the business of designing, manufacturing, branding and selling proprietary plastic medical grade containers that can store pharmaceuticals, herbs, teas and other solids or liquids, some of which can grind solids and shred herbs. While some of our marketing to date has related to the use of these containers for marijuana-related purposes, we have recently received child safety certification for our 20-dram container and we plan to focus our marketing efforts on drug stores and drug store chains, veterinarians and veterinary distributors and other distributors and end users. For more detailed information as to our business and our plans to develop it, see “Description of Business,” which begins on page 23. Acology’s operating subsidiary, D&C, which Acololgy acquired on March 28, 2014, commenced operations on January 29, 2013.

The address of the Company is 912 Maertin Lane, Fullerton, CA 92831 and its telephone number is (661) 510-0978.

Our audited financial statements for the year ended December 31, 2013, include only the period commencing with the inception of D&C on January 29, 2013, and do not include any historical financial data of Acology, which was incorporated on September 5, 1997, ceased doing business in 2002 and remained dormant until it acquired D&C in the merger that is discussed under the caption “Prospectus Summary – Our History – the Merger” on page 2. Accordingly, these financial statements are those of D&C. Our unaudited financial statements as of the quarter ended March 31, 2014, show our consolidated results for that period and have been prepared on the basis that D&C was the accounting acquirer in the merger which is discussed under the caption “Prospectus Summary – Our History – The Merger” on page 2.

Potential investors in the Common Stock should consider, in addition to the Risk Factors commencing on page 4, the fact that Acology has pledged all of the membership units in its operating subsidiary, D&C, for the payment of a convertible promissory note in the principal amount of $400,000, of which $40,000 has been prepaid and of which $360,000 is due in full on March 4, 2015. We are presently unable to repay this promissory note and, unless we are able to develop sufficient revenues and/or obtain sufficient financing, we will be unable to repay the convertible promissory note when due. In that event, the lender could foreclose on and sell all of the membership units in D&C, through which we are required to conduct all of our operations, in order to satisfy, as a whole or in part, the indebtedness outstanding under the convertible promissory note, with the result that Acology would be left with no operations and the shareholders would lose all, or substantially all, of their investment. This note also contains restrictive convenants which limit our ability to make acquisitions and issue publicly traded securities. For further information on the convertible promissory note, the circumstances under which it was issued, certain risks associated with it and the pledge, see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Transaction” on page 37.

We have a history of net losses. As of March 31, 2014, our accumulated deficit was $366,384.

Potential investors in the Common Stock should consider that our two officers and directors beneficially own 85% of the outstanding Common Stock and therefore will exercise significant control over the company and all matters requiring the approval of shareholders.

There is no established public trading market for the Common Stock.

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Our History

Prior to the Merger

Acology was incorporated on September 9, 1997, in the State of Florida under the name of Synthetic Flowers of America, Inc. (“Synthetic Flowers”) for the purpose of producing and selling silk flowers.

On February 15, 1999, Acology amended its articles of incorporation to (i) change its corporate name to Pinecrest Investment Group, Inc., (ii) to increase the aggregate number of shares of common stock that it was authorized to issue be increased to 100,000,000 shares, $.001 par value per share, and (iii) to authorize 25,000,000 shares of preferred stock, $.001 par value per share.

On January 10, 2000, Acology’s Board of Directors approved a 5-for-4 forward stock split for shareholders of record on December 31, 1999, with any fractional shares being rounded up to the next whole share.

On January 26, 2000, Acology amended its Articles of Incorporation (i) to reduce the number of the authorized shares of common stock to 50,000,000, (ii) reduce the number of authorized shares of preferred stock to 10,000,000 shares, (iii) provide that shares of preferred stock would have no par value and (iv) provide that the preferred stock would be issuable in series.

Acology ceased doing business in 2002.

On or about October 23, 2008, Acology, was placed in receivership by order of the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida. As a result, (i) Brian K. Goldenberg was appointed receiver of Acology and (ii) pursuant to his powers as receiver, he appointed Mark Rentschler as its president and sole director, replacing its existing president and directors, who had abandoned their duties as such for several years. The receivership was closed on February 10, 2009. Mr. Rentschler received 35,000,000 shares of Acology’s common stock for his services in these capacities.

On October 27, 2009, Mr. Rentschler resigned as President and sole director of the Acology and appointed Mark Astrom, the son of Richard S. Astrom, as its president and sole director.

On or about February 17, 2009, Green Fusion Corp., a corporation all of whose shares are owned by Richard S. Astrom, who served as president and sole director of the Acology from January 1, 2012, until March 4, 2014, acquired the above mentioned 35,000,000 shares of common stock from Mr. Rentschler, which gave Mr. Astrom control of Acology.

On January 1, 2012, Mark Astrom resigned as President and sole director of Acology and appointed Richard S. Astrom as its President and sole director.

On July 5, 2012, Acology amended its Articles of Incorporation to increase the number of the authorized shares of its common stock to 3,000,000,000.

Immediately prior to the merger described below, Acology was a nonreporting shell company.

The Merger

December 24, 2013, Acology, PNCR, Acquisition, LLC, a California limited liability company and the wholly-owned subsidiary of the Company (“Merger Sub”), and D&C entered into an Agreement and Plan of Merger under which, among other things, Merger Sub would be merged with and into D&C, with the result that D&C would be the surviving entity and become the wholly owned subsidiary of Acology.

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On March 4, 2014, the closing under the Merger Agreement took place and on March 28, 2014, D&C and Merger Sub filed the merger certificate with the Secretary of State of the State of California. As a result of the Merger, Acology is no longer a shell company. In connection with the Merger, Acology issued 3,846,000,000 shares of Common Stock to Curtis Fairbrother and Douglas Heldoorn, the holders of all of the membership units in D&C, who thereby became Acology’s controlling shareholders. Upon the closing of the Merger, Richard Astrom resigned as Acology’s sole director and president and Messrs. Fairbrother and Heldoorn became its officers and directors.

Also in connection with the Merger:

·	On March 4, 2014, Acology completed a private placement with 3 investors, who are the selling shareholders under this Prospectus (the “Private Placement”) of 700,000,000 shares of Common Stock for proceeds of $40,000 in cash. The price paid by each investor was $0.000571429 per share. Acology also entered into Registration Rights Agreements with these investors, under which Acology was obligated to file the registration statement under the Securities Act of which this Prospectus forms a part covering the shares issued in the Private Placement (the “Registration Statement”) and to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible. The Registration Rights Agreements did not provide for penalties, whether cash or otherwise, for failure to file the Registration Statement or for delays in registering the Common Stock. For further information about the participation of a corporation owned by Richard S. Astrom, our president and sole director until March 4, 2014, in the Private Placement, see “Directors, Executive Officers, Promoters and Control Persons - Related Party Transactions - Private Placement” on page 38.

·	Prior to the Merger, Richard S. Astrom, Acology’s president and sole director, entered into an Exchange Agreement with Acology, under which 35,000,000 shares of the Common Stock owned by Green Fusion Corp. and $151,269 of Acology’s indebtedness to him were exchanged for the proceeds of the Private Placement and a secured convertible promissory note of Acology payable to him in the principal amount of $400,000 and bearing interest at the rate of 0.28% per annum. The convertible promissory note is due March 4, 2015, is subject to acceleration in the event of certain events of default, contains certain restrictive covenants and is secured by a pledge of all of the shares of common stock of D&C. If an event of default, including failure to pay the convertible promissory note when due, occurs, the unpaid principal amount of the convertible promissory note and the interest accrued thereon will be convertible as a whole or in part from time to time into an indeterminate number of shares of Common Stock at a conversion price per share equal to 50% of the average of the daily closing prices for a share of Common Stock for the three (3) consecutive trading days ending on the trading day immediately prior to the day on which the convertible promissory note is delivered for conversion. For further information respecting the convertible promissory note, certain risks associated with it and the pledge, see “Prospectus Summary – Overview” on page 1, and “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 37.

·	On January 9, 2014, Acology amended its Articles of Incorporation (i) to change its corporate name to Acology, Inc., (ii) to increase the number of the authorized shares of common stock to 6,000,000,000 and (iii) to reverse split its common stock on the basis of 1 new share for 1,000 existing shares. The reverse stock split was applicable to shares held by shareholders of record on February 14, 2014, and was implemented on that date.

As a result of the Merger, we are in the business of designing, manufacturing, branding and selling proprietary plastic medical grade containers that can store, and grind and shred, pharmaceuticals, herbs, teas and other solids or liquids. For more detailed information as to our business and our plans to develop it, see “Description of Business,” which begins on page 23.

The Company’s corporate structure is as follows:

Acology, Inc. (a Florida corporation)

D&C Distributors LLC[1] (a California limited liability company) (100% owned)

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1.	All of the membership units in D&C have been pledged to secure indebtedness of Acology, Inc. For further information respecting this indebtedness and this pledge, see “Prospectus Summary – Overview” on page 1 and “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Transaction” on page 37.

As of the date of this Prospectus, the Common Stock will be quoted on and will be traded over OTC Pink under the symbol “ACOL.” The Company intends to apply to be quoted on and traded over OTCQB and when and if its application is granted, it will be quoted and traded under that symbol.

The information contained in this Prospectus, together with the additional information contained in the registration statement of which this Prospectus forms a part, is intended to constitute “Form 10 Information,” as that term is defined in Rule 144 promulgated by the under the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

 Acology has filed a registration statement on Form S-1 under the Securities Act relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the prospectus of Acology filed as part of that registration statement and it does not contain all information included therein, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

After the effective date of this Prospectus, Acology will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information Acology files at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. Acology’s SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

THE OFFERING

Shares of Common Stock offered by selling shareholders:	Up to 700,000,000 shares of Common Stock issued in the Private Placement to 3 investors.
Offering Price	Market prices; or in private transactions at negotiated prices.
Common stock outstanding before the offering:	4,546,014,785 shares
Common stock to be outstanding after the offering:	4,546,014,785 shares
Use of proceeds:	We will not receive any proceeds from sales of shares of Common Stock by the selling shareholders.
Risk factors:	Investors should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 4 and all other information set forth in this Prospectus before investing in the Common Stock.
Trading Symbol:	ACOL

RISK FACTORS

An investment in the Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision. If any of the events associated with the risk factors described below actually occurs, our business, financial condition or results of operations could suffer or we could be unable to continue to operate. In that case, the trading price of the Common Stock could decline, and you could lose all or a part of your investment. You should read the section entitled “Forward-Looking Statements” on page 4 for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this Prospectus.

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Risk Factors Related to Our Financial Condition

If we are unsuccessful in obtaining revenues and raising funding, we may cease to continue as a going concern.

Our ability to continue as a going concern is dependent on the successful execution of our business plan, which is aimed at developing our business and obtaining market penetration to attain revenues and operating cash flows, investing in research and product development, entering into complementary markets, obtaining satisfactory overall gross margins, and securing financing to fund our operations.

This plan includes the generation of revenues, profits and related positive operating cash flows. There are various uncertainties affecting our revenues, including the current market environment, our ability to obtain orders, the development of products, price competition, and the ability of customers to finance purchases. In addition, we will also require substantial funding and there are uncertainties surrounding our ability to access capital, including the volatility in economic conditions in recent months and years.

Such funding may be in the form of debt or equity or a hybrid instrument, depending on the demands of the investor. Given economic and credit market conditions, we may not be able to raise cash resources through these sources of financing. Accordingly, while we are continuing to review these sources of financing, we may also explore other sources of financing, such as alliances with strategic partners, sales of assets or licensing of our technology, a combination of operating and related initiatives or a substantial reorganization of our business. Certain provisions contained in a promissory note that we made in favor of Richard S. Astrom, our president and sole director until March 4, 2014, limit our ability to raise capital in the public markets. See “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Transaction” on page 37.

There can be no assurance we will obtain revenue or achieve profitability or positive cash flows or be able to obtain funding or that, if obtained, they will be sufficient, or whether any other initiatives will be successful, such that we will be able to continue as a going concern.

We face significant competition in the market for our products. If we are unable to compete successfully, we may not be able to sell products or to sell them at sufficient profit margins.

We face intense competition in the sale of our products and compete with multiple companies principally on the basis of price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal, glass, paper and other packaging materials as well as plastic and resin packaging materials made through different manufacturing processes. Most of our existing and potential competitors have greater brand name recognition and their products may enjoy greater initial market acceptance among our potential customers. In addition, many of these competitors have significantly greater financial, technical, sales, marketing, distribution, service and other resources than we have and may also be better able to adapt quickly to customers’ changing demands and changes in technology, to enhance existing products, to develop and introduce new products and new production technologies and to respond timely changing market conditions and customer demands. If we are not able to compete successfully in the face of our competitors’ advantages, our ability to gain market share or market acceptance for the products that we sell could be limited, our revenues and our profit margins could suffer, and we may never become profitable.

While we believe that the patent under which our TSOS Container is manufactured (see “Description of Business – Patents, Trademarks and Other Intellectual Property” on page 27) may afford us some protection from competition by similar products, no assurance can be given that a competing product cannot be developed without infringing our patent.

Our inability to generate sufficient cash flows, raise capital, and actively manage our liquidity may impair our ability to execute our business plan, and result in our reducing or eliminating product development and commercialization efforts, reducing our sales and marketing efforts, and having to forego attractive business opportunities.

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At December 31, 2013, and March 31, 2014, respectively, we had approximately $3,376 and $1,759 in cash. There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, our ability to raise capital, to purchase products for resale, to develop additional products, the timing and volume of commercial sales and the associated gross margins of our products and the development of markets for, and customer acceptance of, new products.

To the extent possible, we will attempt to limit these risks by; (i) continually monitoring our sales prospects, (ii) continually aiming to reduce product cost and (iii) advancing our technology and product designs. However, because these above factors are not within our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls.

If we are unable to generate sufficient cash flows or obtain adequate financing, we may be prevented from executing our business plan on a timely basis or at all. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.

In order to remain in business, we are also dependent on funds provided by the Company’s two officers for our day-to-day expenses and their willingness to work for the Company at salaries that are not commensurate with their contributions and abilities. If these officers ceased funding our day-to-day expenses, we could not continue to operate for more than a few weeks. For further information respecting these matters and the risks that they present to us, see “Risk Factors - Risks Related to Our Business - We Could Lose Our Officers” on page 8.

We are seeking equity and/or debt financing in an amount of at least $1.5 million that will enable us to continue to meet our capital needs for the next 12 months, but cannot give any assurance as to whether, when or in what amounts we will obtain it. We have met with several sources of financing, but have not been successful in obtaining funds. We intend to persist in seeking financing and intend to identify possible sources of financing and attempt to interest in us.

All of the membership units in D&C, which holds substantially all of our assets, have been pledged to secure indebtedness that we may be unable to repay.

All of the membership units in D&C, through we operate, and which holds substantially all of our assets, have been pledged to secure our obligations under a convertible promissory note in the principal amount of $400,000, $360,000 of which is unpaid. For further information about this convertible promissory note, the circumstances under which it was issued, its holder and the pledge, see “Directors, Executive Officers and Control Persons – Related Party Transactions – Exchange Transaction” on page 37. If we are unable to pay this convertible promissory note when it is due on March 4, 2015, or arrange for an extension of its maturity date, or if we defaults under any of covenant under this convertible promissory note or the pledge agreement by which it is secured, the holder of the convertible promissory note will be able to foreclose on these membership units.

In this event, our shareholders could lose all, or substantially all, of their investment.We do not presently have funds sufficient to pay the holder of this convertible promissory note. No assurance can be given that we will be able to obtain the funds necessary to make payments when due or at all.

We incurred losses during 2013 and if we continue to do so, we may not be able to implement our business strategy and the price of the Common Stock may decline.

We incurred a net loss of $104,167 for the year ended December 31, 2013. While we made a small profit during the first quarter of 2014, we may incur losses during 2014 and beyond. Our current business strategy is to pursue our business plan as described in this Prospectus. In so doing, we will continue to incur significant expenditures. As a result, we will need to generate and sustain significant revenues and positive gross margins to achieve and sustain profitability.

While we hope to execute our business plan successfully, no assurance can be given that we will be able to do so. If we are unable to do so, we may not be able to continue as a going concern and investors may lose their entire investment.

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In order to grow, we will need additional financing. If we cannot meet our future capital requirements, our business will suffer or we will be unable to continue to operate. Our shareholders may be adversely affected by the terms of such financing.

Since we commenced business, our primary methods to obtain the cash necessary for our operating needs have been investments made by our founders, Curtis Fairbrother and Douglas Heldoorn. We need to raise additional funds through public or private debt or equity financings in order to continue operating and in particular to fund operating losses; increase our sales and marketing capacities; take advantage of opportunities for internal expansion or acquisitions; hire, train and retain employees; develop and complete existing and new products; and respond to economic and competitive pressures. We will not be able to grow and become profitable without additional capital in the form of equity or borrowed money of approximately $1,500,000 to execute our business plan during the next 12 months. Our current liquidity presents a material risk to investors because we do not currently have sufficient funds to finance our business plan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 31. Although we are seeking additional capital, we have received no commitment for financing from investors or banks and no assurance can be given that any such commitment will be forthcoming or, if so, in what amount.

If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, the price of the Common Stock may decline and we may not be able to continue as a going business. We can give no assurance that we will be able to obtain such capital in sufficient amounts or on acceptable terms.

If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of the holders of the Common Stock will be reduced and may be diluted.

Acology’s two officers also comprise its board of directors and may change the terms of their employment with the Company to the detriment of the our shareholders.

As the sole directors of the Company, Messrs. Fairbrother and Heldoorn could establish terms of their employment to the detriment of the Company and our shareholders by using funds that would otherwise be available for the development of the business of the Company to pay unreasonable compensation. If they were to do so, the funds available to the Company for such development would be decreased. If their compensation were of sufficient magnitude, the Company would be unable to continue to operate and our shareholders could lose all or substantially all of their investment.

Risk Factors Related to Our Business

We could lose our supply contract.

We have entered into an agreement with Polymation Medical Products, LLC (“Polymation”) under which we purchase all of our TSOS Containers. For a description of these containers, see “Description of Business – Source of Products” on page 26 and for a description of this agreement, see “Description of Business – Products” on page 24. We are currently required to purchase at least 30,000 units per month, but this requirement will increase by 10% on each anniversary of the effective date of the agreement, but we have not complied with these purchase requirements. During 2013, we were required to purchase 150,000 units, but purchased only 58,540 units and during the quarter ended March 31, 2014, we were required to purchase 90,000 units, but purchased only 47,000 units. As a result, we are in default under this agreement and Polymation has the right to terminate it. We have discussed this situation with Polymation and have an orally understanding that at some point in the future, we will either purchase the 91,469 units that we failed to purchase in 2013 and the 43,000 units that we failed to purchase in the first quarter of 2014 or reimburse Polymation for its lost profits, the amount of which is unknown to us, but is less than the $67,234 contract price for the units. We have not entered into a written amendment of the agreement memorializing this oral understanding and we may therefore be unable to enforce it. While we believe that Polymation will comply with this oral understanding, we can give no assurance as to whether or for how long it will do so.

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If this agreement were to be terminated, we would be unable to acquire TSOS Containers from another source without the consent of Polymation, because Polymation holds a patent relating to the TSOS Container. If this consent were not forthcoming, our business would likely fail, since we have no other products with which we could replace the TSOS Container. In that case, our shareholders would lose all, or substantially all, of their investment.

We Could Lose Our Officers

We are unable to pay regular salaries to our officers, who are our only employees. We are currently paying them sporadically and in varying amounts as our financial condition permits and we believe that the amounts that we are paying to them are not commensurate with their contributions and abilities. We also have no employment agreements with them and they are not obligated to continue to be employed by us. While neither of our officers has indicated when or if they would terminate their employment if we continue to pay them on the basis set forth above, we believe that they may not work for us indefinitely without appropriate fixed compensation. If we were to lose one of our officers, our ability to operate would be materially impaired; if we were to lose both officers, we could not continue to operate. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 31.

Our business depends substantially on recruiting members of management and key personnel yet to be hired, and our business could be severely disrupted if we were unable to hire such personnel or lose their services.

Curtis Fairbrother, our Chairman of the Board and Chief Executive Officer, and Douglas Heldoorn, our President and Chief Operating Officer, are presently the only members of our management and therefore, we will need to attract, hire and retain other managers and key employees. If we were unable to hire additional management or if, after being hired, one or more of the members of our management were unable or unwilling to continue to work for us, we would have to spend a considerable amount of time and resources searching, recruiting, and integrating their replacements, which would substantially divert management’s attention from and severely disrupt our business. We could face difficulties in attracting and retaining additional management and, if we were to lose any of them, in attracting and retaining their replacements, because we are not presently in a position to pay competitive compensation and our future is uncertain.

Markets for our products may never develop or may develop more slowly than we anticipate. This would significantly harm our ability to generate revenues and may cause us to be unable to recover the expenses that we expect to incur in the development and acquisition of our products.

Markets may never develop for our products or they may develop more slowly than we anticipate. Any such delay or failure would significantly harm our revenues and we may be unable to recover the losses that we have incurred and may continue to incur in our business. If this were to occur, our business could fail. Our ability to market our products may be affected by many factors, some of which are beyond our control, including: the emergence of more competitive technologies and products; the future cost of raw materials; the manufacturing and supply costs for our products; and the perceptions of potential customers and the general public regarding these products.

Some activities of some of our customers, while believed to be compliant with the laws of many states, are illegal under federal law. We may be deemed to be aiding and abetting illegal activities through the products that we provide to those customers. As a result, we may be subject to actions by law enforcement authorities, which would materially and adversely affect our business.

The use of marijuana for medical and recreational use is lawful in many states and the District of Columbia. However, under United States federal law and the laws of the other states, the possession, use, cultivation, storage, processing and/or transfer of marijuana is illegal. Federal and state law enforcement authorities have prosecuted persons engaged in these activities. While we do not believe that we engage in any of these activities, any of these law enforcement authorities might bring an action against us in connection with the engagement of others in them, including, but not limited, to a claim of aiding and abetting their criminal activities. Such an action would have a material and adverse effect on our business and operations.

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We could be prosecuted under federal law if law enforcement authorities were to determine that our products are “drug paraphernalia.”

Under federal law, it is unlawful to sell or offer for sale, to use the mails or any other facility of interstate commerce to transport or to import or export drug paraphernalia. The term “drug paraphernalia” includes any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance. One of the factors that these authorities may consider in determining whether our products are drug paraphernalia are our national and local advertising concerning its use and we have advertised our products as usable for marijuana-related purposes. However, we do not believe that our products were designed or are intended for any of these purposes or that our products are drug paraphernalia, as defined in federal law, and we plan to promote our products primarily to be used for other purposes. If federal authorities were to take a different view, they might bring a criminal action against us. Such an action would have a material and adverse effect on our business and operations.

Our websites are visible in jurisdictions where medicinal and/or recreational use of marijuana is not permitted and as a result we may be found to be violating the laws of those jurisdictions.

Our websites, which advertise our products for use in connection with marijuana, are visible in jurisdictions where the medical and recreational use of marijuana is unlawful. As a result, we may face legal action brought against us by such jurisdiction for engaging in an activity illegal in that jurisdiction. Such an action would have a material and adverse effect on our business and operations.

We may not be able to manage successfully an expansion of our operations.

Our anticipated expansion in facilities, staff and operations may place serious demands on our managerial, technical, financial and other resources. We may be required to make significant investments in our business, as well as retain, motivate and effectively manage our employees. While we intend continually to monitor our sales outlook and adjust our business plan as necessary, our management skills and systems currently in place may not enable us to implement our strategy or to attract and retain the personnel that are required to expand our business. Our failure to manage our growth effectively or to implement our strategy in a timely manner may significantly harm our ability to achieve profitability.

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We may acquire technologies or companies in the future, and these acquisitions could disrupt our business and dilute shareholders’ interests.

We may acquire additional technologies or other companies in the future and we cannot assure that we will be able to successfully integrate their operations or that the cost savings we anticipate will be fully realized. Entering into an acquisition entails many risks, any of which could materially harm our business, including: diversion of management’s attention from other business concerns; failure to effectively assimilate the acquired technology, employees or other assets into our business; the loss of key employees from either our current business or the acquired business; and the assumption of significant liabilities of the acquired company.

If we complete acquisitions, we may dilute the ownership of current shareholders. In addition, achieving the expected returns and cost savings from acquisitions will depend in part on our ability to integrate the products and services, technologies, research and development programs, operations, sales and marketing functions, finance, accounting and administrative functions, and other personnel of these businesses into our business in an efficient and effective manner. We cannot ensure we will be able to do so or that the acquired businesses will perform at anticipated levels. If we are unable to successfully integrate acquired businesses, our anticipated revenues may be lower and our operational costs may be higher.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with our acquisitions. Although we may ask persons from whom we acquire businesses to indemnify us against undisclosed liabilities, we may not be able to obtain satisfactory indemnification and such indemnification, if obtained, may not be enforceable, collectible or sufficient in amount, scope or duration. Such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Related to the Development of Our Products and Technology

We may not be able to sell our products at competitive prices. If we fail to do so, we will not generate sufficient revenues to achieve and sustain profitability.

While we plan to sell our products at competitive prices, we may not be able to do so. The prices of our products at which we acquire our products from our manufacturer are dependent largely on material and manufacturing costs. This manufacturer may not be able purchase raw materials at the prices and/or to maintain manufacturing costs at the levels at which it will be able to sell them to us at prices at which we can resell them at satisfactory margins.

The manufacture of our products requires large quantities of medical-grade polypropylene no. 5 resin, which is subject to price fluctuations that arise principally from supply shortages and changes in the prices of natural gas, crude oil and other petrochemicals from which this resin is produced. Over the past several years, these prices have fluctuated, sometimes rapidly. These fluctuations could materially and adversely affect us.

We may depend on intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our intellectual property rights may reduce our ability to prevent others from using technology that we may develop. We will rely on a combination of patent, trade secret, trademark and copyright laws to protect our intellectual property. Some of our intellectual property is currently not covered by any patent or patent application. Patent protection is subject to complex factual and legal criteria that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure that any patents or third party patents licensed to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others or that any that we may obtain of our future patent applications will be issued with the breadth of protection that we seek, if at all.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited, not applied for, or unenforceable in foreign countries.

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While we intend to seek to protect our proprietary intellectual property through contracts, including confidentiality and similar agreements, with our customers and employees, we cannot assure that the parties who enter into such agreements with us will not breach them, that we will have adequate remedies for any such breach or that such parties will not assert rights to intellectual property of which they learn from relationships with us.

If necessary or desirable, we may seek licenses under the patents or other intellectual property rights of others. However, we cannot as sure we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. Our failure to obtain a license from a third party for intellectual property we use in the future could cause us to incur substantial liabilities and to suspend the manufacture and shipment of products or our use of processes that exploit such intellectual property. In addition, failure to obtain such a license could affect our ability to manufacture competitive products.

For information about a patent under which one of our products is manufactured, see “Description of Business – Patents, Trademarks and Other Intellectual Property” on page 27.

Our involvement in intellectual property litigation could negatively affect our business.

In order to establish and maintain such a competitive position, we may need to prosecute claims against others who we believe are infringing our rights and defend claims brought against us by others who believe that we are infringing their rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect sales of any products involved or the use or licensing of related intellectual property and divert the efforts of our technical and management personnel from their principal responsibilities, regardless of whether such litigation is resolved in our favor. If we are found to be infringing on the intellectual property rights of others, we may, among other things, be required to pay substantial damages; cease the development, manufacture, use, sale or importation of products that infringe on such intellectual property rights; discontinue processes incorporating the infringing technology; expend significant resources to develop or acquire non-infringing intellectual property or products; or obtain licenses to the relevant intellectual property.

We cannot offer any assurance that we will prevail in any such intellectual property litigation or that, if we were not to prevail in such litigation, licenses to the intellectual property or products we are found to be infringing on would be available on commercially reasonable terms, if at all. The cost of intellectual property litigation as well as the damages, licensing fees or royalties that we might be required to pay could have a material adverse effect on our business and financial results.

Current and future regulatory requirements could adversely affect our financial condition and our ability to conduct our business.

The Food and Drug Administration (the “FDA”) regulates the material content of our products pursuant to the Federal Food, Drug and Cosmetic Act and the Consumer Product Safety Commission (the “CPSC”) regulates certain aspects of our products pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. The FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell or intend to sell our products. In addition, certain state laws restrict the sale of packaging with certain levels of heavy metals and impose fines and penalties for noncompliance. Although FDA-approved resins and pigments are used in our products that directly contact food and drugs and we believe our products are in material compliance with all applicable regulatory requirements (although we are not required to submit them to either the FDA or the CPSC for review), we are remain subject to the risk that our products could be found not to be in compliance with these and/or other requirements. A recall of any of our products or any fines and penalties imposed in connection with noncompliance could have a materially adverse effect on us.

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Our officers have limited experience in connection with the fabrication and sale of products similar to those fabricated and sold by the Company.

Our officers have limited experience in connection with sale of products similar to those sold by the Company. Accordingly, there is a significant risk that they may not be able to manage the Company and its operations successfully. We act as our own distributor for approximately 26% of our products and may not be able to do so successfully. While these risks can be partially eliminated hiring more experienced personnel, no assurance can be given that the Company will be able to do so. To the extent that our officers are unable to manage the Company and its operations successfully and the Company is unable to hire more experienced personnel, investors may experience diminution or total loss of their investments.

Adverse capital and credit market conditions may significantly affect our access to capital and cost of capital.

Capital and credit markets have experienced significant volatility in recent years. In many cases, these markets have exerted downward pressure on the availability of liquidity and credit capacity for issuers. We need liquidity for future growth and development of our business. Without sufficient liquidity, we may not be able to purchase additional lots or develop projects, which could adversely affect our financial results.

Natural disasters and severe weather conditions could delay deliveries and increase costs.

Current and planned operations of the Company and its suppliers are located in areas that are subject to earthquakes and other natural disasters. The occurrence of natural disasters can delay deliveries, increase costs by damaging inventories and reducing the availability of materials in affected areas. Furthermore, since we have no insurance covering business interruptions or losses resulting from these events, our earnings, liquidity, or capital resources could be adversely affected.

If we do not effectively implement measures to sell our products, we may not achieve sustained revenues and you could lose your entire investment.

We have been manufacturing and selling our products for approximately 1 year and have limited sales. Our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. There can be no assurance that our operating plan will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

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Our officers have no experience in managing a public company, which increases the risk that we will be unable to establish and maintain all required controls and procedures and internal controls over financial reporting and meet the public reporting and the financial requirements for our business.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. Although our officers have substantial business experience, they have no experience in managing a public company. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Because our officers have no prior experience with the management of a public company, we may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting, and disclosure. If we cannot assess our internal control over financial reporting as effective or provide adequate disclosure controls or implement sufficient control procedures, investor confidence and share value may be negatively impacted.

Risk Factors Related to Ownership of the Common Stock

Two shareholders own approximately 85% of the Common Stock and may authorize or prevent corporate actions to the detriment of other shareholders.

Our two officers and directors beneficially own shares of the outstanding Common Stock representing approximately 85% of the votes eligible to be cast by shareholders in the election of directors and on other matters. Accordingly, they have power to control all matters requiring the approval of the shareholders, including the election of directors and the approval of mergers and other significant corporate transactions. Their interests could conflict with the interests of other shareholders.

The Common Stock is quoted on OTC Pink and the Company has applied for its quotation on OTCQB. Quotation on either OTC Pink or OTCQB may limit the liquidity and price of the Common Stock more than if it were quoted or listed on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board. Further, as long as our Common Stock is quoted on OTC Pink, or if it were to be quoted on OTCQB and were removed from OTCQB back to OTC Pink, its liquidity and price may limited in comparison to OTCQB.

The Common Stock will be quoted on OTC Pink, which provides a significantly more limited market and may limit the liquidity and price of the Common Stock more greatly than would be the case if it were listed or quoted on a national securities exchange, the NASDAQ Stock Market, the OTC Bulletin Board or OTC Pink. Some investors may perceive the Common Stock to be less attractive because it is quoted on OTC Pink or, if our application be accepted, on OTCQB. In addition, as a company whose Common Stock is quoted on either OTC Pink or OTCQB, we may not attract the extensive analyst coverage that is received by companies listed or quoted elsewhere. Further, institutional and other investors may have investment guidelines that restrict or prohibit their investing in securities quoted on these tiers. These factors may have an adverse impact on the trading and price of the Common Stock and a long-term adverse impact on our ability to raise capital.

The standards for quotation on OTCQB changed effective May 1, 2014. Prior to that date, shares were eligible to be quoted without regard to their price, upon the effectiveness of a registration statement, but after that date, companies such as ours that are not quoted on the OTCQB must file an application with OTC Markets Group Inc. and meet an initial bid price test of $0.01 per share as of the close of business for each of the previous 30 calendar days. Once the application is accepted, shares must meet an ongoing minimum bid price test of $0.01 per share as of the close of business for at least one of every 30 calendar days; if they fail to do so, they will be removed from OTCQB and be placed in the OTC Pink tier. If this were to occur, the liquidity and price of the Common Stock could be impaired. No assurance can be given our application for quotation on OTCQB will be accepted or, if it be, that the Common Stock will continue to meet the ongoing minimum price test.

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The Company may not attract the attention of major brokerage firms.

Securities analysts of major brokerage firms may not provide coverage of the Company since there is little incentive to brokerage firms to recommend the purchase of the Common Stock. There is no assurance that brokerage firms will be interested in conducting secondary offerings on behalf of the Company or in privately placing the Company’s securities with their customers.

Sales of the Common Stock in the public market could lower its price and impair our ability to raise funds in securities offerings.

If the Company’s shareholders sell substantial amounts of their Common Stock in the public markets, or if it is perceived that such sales may occur, the price of the Common Stock could fall and make it more difficult for the Company to sell equity, or equity-related securities at a price that the Company deems appropriate.

The trading price of the Common Stock may decrease due to factors beyond our control.

The securities markets, and in particular the market for securities quoted on OTCQB and OTC Pink, have from time to time experienced extreme price and volume fluctuations which have often been unrelated to the financial performance of the companies listed or quoted thereon. These fluctuations may adversely affect the market price of the Common Stock and make it more difficult for the Company to sell equity, or equity-related securities at a price that the Company deems appropriate.

The market price of the Common Stock may also fluctuate significantly in response to a number of factors, many of which are unpredictable or beyond our control, regardless of our actual performance. Among these factors are: variations in our quarterly operating results; changes in general economic conditions; changes in market valuations of similar companies; announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments; loss of a major supplier, customer, partner or joint venture participant post-merger; and the addition or loss of key management personnel. As a result, holders of Common Stock may be unable to sell their shares, or may be forced to sell them at a loss.

The market price for the Common Stock may be particularly volatile given the Company’s status as a relatively unknown company whose shares have been thinly traded, a limited operating history, a lack of profits and an uncertain future. You may be unable to sell the Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for the Common Stock may be subject to significant price volatility for the indefinite future for a number of reasons. The Common Stock has historically been very thinly traded and such trading has been extremely limited, sporadic and highly volatile. During 2012, approximately 203 shares (adjusted for the 1-for-1,000 reverse stock split that was implemented on February 14, 2014) were traded; during 2013, approximately 68 shares (as so adjusted) were traded; and in 2014 through June 30, 2014, 301 shares (as so adjusted) have been traded. If this level of activity persists, the trading of relatively small quantities of shares may disproportionately affect their price. Also, the price for the Common Stock could decline precipitously in the event that a large number of shares were offered or sold without commensurate demand. In addition, the Common Stock is a speculative or “risky” investment due to the Company’s limited operating history, the Company’s lack of profits and its uncertain future. As a consequence, investors may be inclined to sell their shares more quickly and at lower prices than would be the case with the stock of a less risky issuer. We can make no predictions as to the future prices for shares of the Common Stock.

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In light of the facts that there are only 14,785 shares of Common Stock that can be traded in the public markets and that trading in the Common Stock has been sporadic, we do believe that there is not an effective public for the Common Stock or that dealer quotation for these shares will necessarily continue at their present levels.

No Dividends. The Company does not intend to pay dividends for the foreseeable future and you must rely on increases in the market price of the Common Stock for returns on your investment. If you are seeking cash dividends, you should not purchase the Common Stock.

For the foreseeable future, the Company intends to retain its earnings, if any, to finance the development and expansion of our business, and the Company does not anticipate paying any cash dividends on the Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock, after price appreciation, to earn an investment return, but no assurance can be given that the price of the Common Stock will appreciate or, if it does, that it will remain at or rise above the level to which it has appreciated. Any determination to pay dividends in the future will be made at the discretion of the Company’s board of directors and will depend on our results of operations, financial condition, capital needs, contractual restrictions, restrictions imposed by applicable law and other factors the Company’s board of directors deems relevant.

The Company will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of the Common Stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The Company expects that initially and for an undeterminable period, the Common Stock will be a “penny stock,” and that transactions in the Common Stock will be subject to Rule 15g-9 under the Exchange Act, or the so-called “Penny Stock Rule,” which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions subject to Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to effectuate trades in or sell, and in turn the ability of shareholders to sell, the Common Stock.

For any transaction involving a penny stock, unless exempt, a disclosure schedule prepared by the SEC relating to the penny stock market must be delivered prior to any transaction. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information as to the limited market for penny stock.

There can be no assurance that the Common Stock would qualify for exemption from the Penny Stock Rule. In any event, even if the Common Stock were to be exempt from the Penny Stock Rule, Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest, would be applicable.

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Since the Company will be an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements will not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, since the Company will be an issuer of penny stock, it will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could adversely affect our financial condition.

The Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a regulation of the SEC known as “Rule 144,” a person who beneficially owns restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various facts. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or, unless certain conditions are met, that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Until the Merger, the Company was a shell company.

Rule 144 is available for the resale of securities of former shell companies, such as ours, if and for as long as the following conditions are met:

(i) the issuer of the securities that was formerly a shell company has ceased to be a shell company,

(ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

(iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

(iv) at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

Although the Company has filed Form 10 Information with the SEC in the registration statement of which this Prospectus forms a part, shareholders who receive the Company’s restricted securities will not be able to sell them pursuant to Rule 144 without registration until the Company has met the other conditions of this exception and then for only as long as the Company continues to meet the conditions described in subparagraph (iii), above, and is not a shell company. No assurance can be given that the Company will meet these conditions or that, if it has met them, it will continue to do so, or that it will not again be a shell company.

The Company would cease to be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act if, at the end of any year in which it was subject to these requirements under said section 13, it had less than 300 record shareholders and failed prior to the end of that year to register the Common Stock under section 12 of the Exchange Act. In that Event, Rule 144 would not be available for resales or our securities until we had so registered the Common Stock and had filed reports under the Exchange Act for 1 year.

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The Company will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

The Company is obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules thereunder implemented by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) have imposed various requirements on public companies. The Company expects these rules and regulations to increase its legal and financial compliance costs and to make some of our activities more time-consuming and costly. The Company expects to spend at least $50,000, and perhaps substantially more, in legal and accounting expenses annually to comply with the Company’s reporting obligations and Sarbanes-Oxley. These costs could affect our profitability and our results of operations. As indicated below, the so-called “Jobs Act” has relieved the Company of certain obligations with respect to reporting.

Because the Common Stock is not registered under the Exchange Act, the Company will not be subject to the federal proxy rules and the Company’s directors, executive offices and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition, the Company’s reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if the Company has fewer than 300 shareholder s of record on the first day of a fiscal year.

The Common Stock is not registered under the Exchange Act and the Company does not intend to register the Common Stock thereunder for the foreseeable future. However, the Company will register the Common Stock thereunder if the Company has, after the last day of the Company’s fiscal year, total assets of more than $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors, in accordance with Section 12(g) of the Exchange Act. As of the date of this Prospectus, the Company had approximately 400 shareholders of record and assets far below $10,000,000. The Company is currently required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act. However, the Company will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without filing with the SEC and furnishing to them a proxy or information statement and, in the case of a proxy solicitation a form of proxy complying with the SEC’s rules. In addition, as long as the Common Stock is not registered under Section 12 of the Exchange Act, the Company’s directors, executive officers and beneficial holders of 10% or more of the Company’s outstanding Common Stock and other equity securities will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires these persons to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports providing information concerning their ownership of Common Stock and other equity securities. Such information will be available only through such periodic reports that the Company files and registration statements that the Company may file with the SEC.

Furthermore, as long as the Common Stock is not registered under the Exchange Act, the Company’s obligation to file reports under Section 15(d) of the Exchange Act will be suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has become effective), the Company has fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In this event, the Company may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

The JOBS Act has reduced the information that the Company is required to disclose, which could adversely affect the price of the Common Stock.

Under the Jumpstart Our Business Startups Act (the “Jobs Act”), the information that the Company is required to disclose has been reduced in a number of ways.

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Before the adoption of the Jobs Act, the Company was required to register the Common Stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company had total assets exceeding $1,000,000 and 500 record holders of the Common Stock; the Jobs Act has changed this requirement such that the Company must register the Common Stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company has total assets exceeding $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors. As a result, the Company is now required to register the Common Stock under the Exchange Act substantially later than previously.

As a company that had gross revenues of less than $1 billion during the Company’s last fiscal year, the Company is an “emerging growth company,” as defined in the Jobs Act (an “EGC”). The Company will retain that status until the earliest of (A) the last day of the fiscal year which the Company has total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (B) the last day of the fiscal year of following the fifth anniversary of the date of the first sale of the Common Stock pursuant to an effective registration statement under the Securities Act (December 20, 2016); (C) the date on which the Company has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (D) the date on which the Company is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, the Company is relieved from the following:

•	The Company is excluded from Section 404(b) of Sarbanes-Oxley, which otherwise would have required the Company’s auditors to attest to and report on the Company’s internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC and (ii) any other future rules adopted by the PCAOB will not apply to the Company’s audits unless the SEC determines otherwise.

•	The JOBS Act amended Section 7(a) of the Securities Act to provide that the Company need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, the Company is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable if the Company were required to comply with them.

•	As long as the Company is an EGC, the Company may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”

•	In the event that the Company registers the Common Stock under the Exchange Act, the JOBS Act will also exempt the Company from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act, (ii) the requirements of Section 14A(b) of the Exchange Act relating to shareholder advisory votes on “golden parachute” compensation, (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance, and (iv) the requirement of Section 953(b)(1)of the Dodd-Frank Act, which requires disclosure as to the relationship between the compensation of the Company’s chief executive officer and median employee pay.

Since the Company is not required, among other things, to file reports under Section 13 of the Exchange Act or to comply with the proxy requirements of Section 14 of the Exchange Act until such registration occurs or to comply with certain provisions of Sarbanes-Oxley and the Dodd-Frank Act and certain provisions and reporting requirements of or under the Securities Act and the Exchange Act or to comply with new or revised financial accounting standards as long as the Company is an EGC, and the Company’s officers, directors and 10% shareholders are not required to file reports under Section 16(a) of the Exchange Act until such registration occurs, the Jobs Act has had the effect of reducing the amount of information that the Company and its officers, directors and 10% shareholders are required to provide for the foreseeable future.

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Section 102(b)(1) of the JOBS Act provides that, as an emerging growth company, the Company (A) need not present more than 2 years of audited financial statements in order for the Company’s registration statement with respect to an initial public offering of its common equity securities to be effective, and in any other registration statement that it files with the SEC, the Company need not present selected financial data prescribed by the SEC in its regulations for any period prior to the earliest audited period presented in connection with the Company’s initial public offering; and (B) may not be required to comply with any new or revised financial accounting standard until such date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 is required to comply with such new or revised accounting standard, if such standard applies to companies that are not issuers. The term ‘‘issuer’’ generally means any person who issues or proposes to issue any security, an issuer the securities of which are registered under section 12 of the Exchange Act or that is required to file reports under section of the Exchange Act, or that files or has filed a registration statement that has not yet become effective under the Securities Act and that it has not withdrawn. While the Company is permitted to opt out of these provisions, the Company has not done so and do not intend to do so. As a result, our financial statements may not be comparable to companies that that elect to opt out of these provisions.

As a result of such reduced disclosure, the price for the Common Stock may be adversely affected.

FORWARD-LOOKING STATEMENTS

Statements in this Prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecast in forward-looking statements due to numerous factors, including those described under “Risk Factors” on page 4 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 29 and elsewhere in this Prospectus and in other documents which the Company will file with the SEC.

In addition, the outcome of our forward-looking statements could be affected by risks and uncertainties related to our ability to raise the capital that we require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate them with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date of this Prospectus and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Prospectus.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the Common Stock offered by them under this Prospectus. The Company will not receive any of these proceeds.

SELLING SHAREHOLDERS

The selling shareholders may sell up to 700,000,000 shares of Common Stock from time to time in one or more offerings under this Prospectus. All of these shares were acquired by the selling shareholders in the Private Placement. None of the selling shareholders is a broker-dealer.

The following table sets forth the name of each selling shareholder, the number of shares of Common Stock owned by each of them before this offering, the number of shares that may be offered by each of them for resale under this Prospectus and the number of shares to be owned by each of them after this offering is completed, assuming that all of the shares offered by each of them are sold. However, because each selling shareholder may offer all, some or none of the shares that he or it holds, and because, based upon information provided to the Company, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by any selling shareholder after the offering can be provided.

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Name of selling shareholder	Amount of securities of the class owned by the selling shareholder before the offering	Amount of Securities to be offered for the selling shareholder’s account	Amount and (if one percent or more) percentage of the class to be owned by the selling shareholder after the offering is complete
Dixie Assets Management, Inc.[1]	200,000,000	200,000,000	0
Carrizo LLC[2]	200,000,000	200,000,000	0
Rajbir Singh Husson	300,000,000	300,000,000	0
TOTAL	700,000,000	700,000,000	0

1	The natural person with voting and dispositive power for Dixie Assets Management, Inc. is Richard S. Astrom. Mr. Astrom served as president and sole director of the Company until March 4, 2014.
[2]	The natural person with voting and dispositive power for Carrizo LLC is Pamela Astrom, who is the spouse of Richard S. Astrom.

None of the Selling Shareholders is an affiliate of the Company. Richard S. Astrom, who is the natural person with voting and dispositive power for Dixie Assets Management, Inc., served as president and sole director of Acology from January 1, 2012, until March 4, 2014. As indicated under the caption “Directors, Executive Officers and Control Persons – Related Parties –Exchange Transaction” on page 37, Mr. Astrom beneficially owned 35,000,000 shares of pre-split common stock, which he surrendered prior to this offering as an incident of the Merger.

PLAN OF DISTRIBUTION

This Prospectus relates to 700,000,000 shares of Common Stock offered by the selling shareholders.

As of the date of this Prospectus, the Common Stock is quoted on and traded over OTC Pink under the symbol “ACOL.” Acology has applied to OTC Markets Group Inc. to have the Common Stock quoted on OTCQB under the same symbol. No assurance can be given that this application will be accepted or if it be accepted, that Acology will be able to meet the standards for maintaining quotation on OTCQB. If it were to fail to meet the standards the Common Stock would be moved back to and quoted on OTC Pink.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest will publicly offer all or a portion of their shares at market prices prevailing at the time of sale or privately at negotiated prices. The selling shareholders may offer their shares at various times in one or more of the following transactions:

•	on any national securities exchange, or other market on which the Common Stock may be listed at the time of sale;

•	in the over-the-counter market;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

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•	in privately negotiated transactions; or

•	in transactions to cover short sales.

In addition, the selling shareholders may sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act under the terms thereof rather than pursuant to this Prospectus if that rule becomes available for the sale of their shares.

The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in a supplement to this Prospectus. In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions the Common Stock, to the extent permitted by applicable law and regulations, and may sell and deliver shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, if permitted by applicable law and regulation, the selling shareholders may pledge their shares under the margin provisions of their customer agreements with their respective broker-dealers. Upon delivery of the shares or a default by the selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

The Common Stock is quoted on and trades over OTC Pink. Acology has applied for quotation on OTCQB. If this application is accepted the Common Stock will be quoted on that tier, until the Common Stock fails to meet the standards for such quotation, in which case, the Common Stock will be quoted on OTC Pink, or the Company determines that it is able to bear the costs of being quoted on the Over-the-Counter Bulletin Board, NASDAQ or a national securities exchange after meeting the costs associated with its business plan and until an application for listing the Common Stock is thereon is accepted, which the Company does not believe will occur during the period in which Common Stock will be offered or sold pursuant to this Prospectus. In addition, if the Company determines that it is desirable for the Common Stock to trade on the Over-the-Counter Bulletin Board, it may not file a listing application on its own behalf, but must find a broker-dealer willing to do so. The Company cannot predict the extent to which investor interest in the Company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance as to the price at which the Common Stock will trade as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

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The selling shareholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. To the knowledge of the Company, no selling shareholder has entered into any agreement with an underwriter.

If a selling shareholder notifies the Company that it has a material arrangement with a broker-dealer for the resale of the Common Stock, the Company would be required to amend the registration statement of which this Prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

The Company has agreed to use its best efforts to keep this Prospectus effective until the earlier of (i) the date when all of the shares covered by the registration statement of which this prospectus is a part have been sold or (ii) the date on which these shares may be sold without restriction pursuant to Rule 144.

Acology has agreed to indemnify each selling shareholder and certain persons related or connected to each selling shareholder against certain liabilities, including liabilities under the Securities Act or, in the event that such indemnification is unavailable because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), to contribute to the payments that the selling shareholder or such persons may be required to make in respect of such liabilities.

Acology has agreed to indemnify each of the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling shareholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

Acology is paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, other than brokerage commissions or underwriter discounts.

DESCRIPTION OF SECURITIES

Acology’s authorized capital stock consists of 6,000,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share, which are issuable in series. As of December 31, 2013, there were 49,442,762 shares of Common Stock outstanding and no shares of preferred stock outstanding. For information respecting recent transactions that have affected the number of shares of Acology’s common stock outstanding, see “Prospectus Summary – Our History” on page 1.

The following table reflects the number of shares of Common Stock outstanding as a result of the Merger and the Private Placement, as well as the number of shares of Common Stock that are available for issuance after these transactions.

Shares of Common Stock Prior to the Merger	Shares of Common Stock issued in the Merger	Shares of Common Stock issued in the Private Placement	Total Shares of Common Stock Outstanding	Shares of Common Stock Available for Issuance	Authorized Shares of Common Stock
14,785[1]	3,846,000,000	700,000,000	4,546,014,785	1,453,985,215	6,000,000,000

___________

[1]	After a 1-for-1,000 reverse stock split effective February 14, 2014, and the surrender of 35,000 post-split shares of Common Stock in connection with the Merger.

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Common Stock

Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as the Company’s Board of Directors may from time to time determine. However, the Board does not expect to declare dividends for the foreseeable future. See “Risk Factors – Risks Related to Ownership of Common Stock – No Dividends” on page 15.

The Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and the payment of liquidation preferences, if any, on outstanding preferred stock, will be distributable ratably among the holders of Common Stock.

Each share of Common Stock is entitled to one vote with respect to each matter on which shareholders are entitled to vote. Under Florida law and the Company’s organizational instruments, directors are elected by plurality and the favorable vote of a majority of the shares present at a meeting and constituting a quorum are required to act on other matters presented for shareholder action. Florida law permits shareholders to act by written consent, which requires a majority of the votes that could be cast if the matter consented to were presented for action at a meeting of shareholders.

Preferred Stock

The Company’s Board of Directors has power to issue up to 10,000,000 shares of preferred stock in series and to provide for, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of the Common Stock, without the consent of the holders of the Common Stock. Although the ability to issue preferred stock may provide the Company with flexibility in connection with possible acquisitions and other corporate purposes, the provisions of a series could, among other things, (a) restrict dividends paid to the holders of shares of Common Stock or grant rights to dividends prior to those of the holders of Common Stock; (b) dilute the voting power of the holders of shares of Common Stock or vest voting control of the Company in one or a few holders of a series of preferred stock; (c) impair the liquidation rights of holders of shares of Common Stock and (d) delay or prevent a change in control of the Company. The Board of Directors has not authorized the issuance of any series of the preferred stock.

Warrants and Options

The Company has no warrants or options outstanding.

DESCRIPTION OF BUSINESS

Introduction

Acology is the parent of D&C. Acology has no material assets other than all of the outstanding shares of D&C and has no plans to conduct any business activities other than obtaining or guaranteeing financing for the business conducted by D&C or assisting D&C and its subsidiary in obtaining such financing.

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Through D&C, we are in the business of designing, manufacturing, branding and selling containers that can store, grind and shred pharmaceuticals, herbs, teas and other solids or liquids. Our sole product is the “TSOS Container, which is described below under “Products.”

Our principal market is one distributor, who is a wholesaler and who purchases 70% of our products and resells them to other businesses that in turn sell them to end users. We offer the remaining 30% of our products over our website, www.themedtainer.com. See “Description of Business – Sales and Distribution” on page 26.

As indicated above, our products can store and grind many substances. We have manufactured our products using medical-grade resin because we intended to market them for use in grinding pills for administration to children and other persons who have difficulty swallowing and to pets. We were unable to market for these purposes because we did not have child safety certification and because of limitations in manpower. We recently received such certification and can devote more time to marketing. Accordingly, we intend to focus on marketing our products for the foregoing purposes.

In light of the facts that the possession and use of marijuana have been legalized, subject to varying restrictions, in at least 23 states and that several other states are considering such legalization, we believe that our products may be of interest to a large number of users of marijuana in and we advertise our products on our website and elsewhere as suitable for that purpose. However, since we do not seek information from our customers who are end users as to how they intend to utilize our products and have no similar knowledge respecting end users of products sold through our distributor, we are unable to determine the extent of its use in connection with the storage and grinding of marijuana or any other purpose. We believe that marketing our products to users of marijuana subject us to certain risks. See the related risk factors on pages 8 and 9.

Products

The TSOS Container stores herbs and herbal remedies, medicines, coffee and teas, wines and liquors, foods and other solids and liquids without cross-contamination. Some configurations have a built-in grinder in order that non-liquids that it carries may be ground into powder in the case of medicines or shredded in the case of herbs. The TSOS Container is manufactured from medical-grade polypropylene resin, is air- and water-tight, non-porous and non-leaching. We are now selling the TSOS Container only in the configuration of a 20-dram container with a single storage compartment and a built-in grinder. We plan to sell the TSOS Container in several other configurations, namely, 12, 30 and 110 dram containers with from two to six storage compartments and with or without a grinder. Our inventory includes a configuration that is easy to open and one that is more difficult to open; however, we intend to order only the latter configuration in the future. We have not tested the latter configuration to determine whether it meets FDA standards for child resistance.

As indicated by the picture below, the TSOS Container with a grinder/shredder has three components. The top component is a cap, the middle component is a storage cup with grinding/shredding teeth projecting downward from its bottom and the bottom component is a grinding/shredding cup with teeth projecting upward from its bottom. Material is transferred from the storage cup into the grinding/shredding cup, the storage cup is inserted into the grinding/shredding cup, forming a space in which the two sets of teeth intermesh, and the two cups are then rotated manually such that the material passes between the two sets of teeth and is ground or shredded. The ground or shredded material may then be returned to the storage cup for storage or used or dispensed in another manner. The cap attaches to the grinding/shredding cup such that the storage cup is held between them, forming a compact unit which is air- and water-tight between the cap and the storage cup, as well as between the storage cup and the bottom cup.

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TSOS Containers without grinding capacity will have only a cap and a storage container.

In the future, we may sell containers other than the TSOS Container that will give consumers the ability to easily store, carry and consume various solids and liquids.

Source of Products

We do not manufacture, and for the foreseeable future do not plan to manufacture, our products. We acquire our products from Polymation, a pharmaceutical container manufacturer located in Newbury Park, California, under an agreement that we entered into with Polymation on August 13, 2013. The agreement has an initial term of 10 years and is extendible for a like term by mutual consent. Under this agreement, we have the exclusive worldwide right to purchase, promote, advertise, market, distribute and resell the TSOS Container, which respect to which the owner of Polymation holds a patent. We are currently required to purchase at least 30,000 units per month, but this requirement will increase by 10% on each anniversary of the effective date of the agreement. The agreement sets prices for the products that we purchase, subject to increase because of changes in the local consumer-price index and increases in Polymation’s cost of materials, rent and utilities. We believe that Polymation can presently supply from 80,000 to 100,000 TSOS Containers per month.

In connection with this agreement, (i) we assigned the registered trademark “Medtainer” to Polymation, (ii) we received an exclusive license to use that trademark, (iii) we received a right of first refusal to acquire Polymation’s business on the same terms offered by a bona fide, arm’s-length, third-party buyer with a 50% discount from the price offered by such buyer, and(iv) we agreed that, in the event that D&C (or its successor, assignee or affiliate) were to form a new corporation for the purpose of selling the products that we acquire under the agreement, D&C would cause such corporation issue to the owner of Polymation one percent of such corporation’s authorized preferred and voting shares.

We are in default under this agreement because we have not met its purchase requirements. For details about this matter and the risks that arise from it, see “Risk Factors - Risk Factors Relating to our Business and Industry – We could lose our supply contract” on page 7.

We presently have no other suppliers, but may seek them out in connection with the manufacture of containers other than TSOS Containers.

Sales and Distribution

We sell our approximately 70% of our products to wholesalers, who resell them to businesses and consumers, both in unmarked and custom-labeled form. In 2013, we sold approximately 125,000 units and during 2014 through April 30, we sold 35,000 units. We currently have 66,000 containers in stock. We sell about 30% of our products to retail customers over our website, www.themedtainer.com. We also maintain a corporate website, www.acologyinc.com, over which we do not sell our products.

We have entered into a Product License and Distribution Agreement, dated April 1, 2014, with IGreen Planet Store, Ltd. (“IGreen”), a Canadian distribution company located in Vancouver, British Columbia, Canada. Under this agreement, we have granted to IGreen an exclusive license to market, sell and distribute the TSOS Container in Canada. The agreement has a 5-year term. We are required to maintain product liability insurance covering the products sold under the agreement. We are in the process of obtaining such insurance. IGreen is not required to purchase a minimum quantity of our products. The agreement is subject to yearly reviews by the parties in respect of price, quantities ordered and other matters. Based upon these reviews, the parties may modify, amend or revoke the agreement. IGreen is currently purchasing approximately 70% of our products.

We entered into an oral agreement, on September 30, 2013, with TSD Worldwide (“TSD”), a distribution company located in Santa Fe Springs, California. Under this agreement, as amended in writing on November 18, 2013, TSD acted as our exclusive U.S. seller of designated products, except that we retained the right to sell products over our website.

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Although TSD was not required to purchase a minimum quantity of our products the agreement set forth performance guidelines that were to be the subject of periodic reviews and that set forth goals ranging from purchases of 10,500 units in the first month to 57,500 units in the final month. TSD failed to meet these goals and terminated the agreement on June 18, 2014. The failure of TSD to meet these goals is a significant factor in relation to our default under our supply agreement with Polymation. For details about this default and the risks that arise from it, see “Risk Factors – Risk Factors Relating to our Business and Industry – We could lose our supply contract” on page 7.

Presently, IGreen is our only distributor. We are seeking one or more distributors to distribute our products in the United States and are presently distributing products in the United States ourselves. We are also seeking distributors in Europe, South America and Australia. Our criteria for distributors are a successful record of distributing products, financial stability and a sales staff with the size and capacity to create demand for our products.

Our sales staff presently comprises our two officers. We plan to hire a sales manager and then hire sales personnel as our business expands. Inasmuch as we sell 70% of our products to a wholesaler, the principal function of our sales staff will be to find and enter into contracts with distributors and provide it with information about our products.

As indicated above, we have a website through which we sell our products. We also have approximately 26,000 followers on Instagram and approximately 80,000 followers on Facebook, Twitter and other social media. We believe that social media are important to our marketing program for our products.

Product Development

We are seeking a person to direct our research and development with a view to improving existing products and developing new products.

Patents, Trademarks and Other Intellectual Property

Our TSOS Container is covered by a patent held by Polymation. As we develop our own products, we may rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We believe that the patent owned by Polymation is material to our business, but we cannot presently ascertain the extent to which intellectual property that we may develop or license will be important to us.

We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed a patent that we own to Polymation and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

Competition

We believe that the TSOS Container is a unique product and that there is presently no product that competes with it. However, even though it is patented, we cannot assure that a product that can store and grind substances without conflicting with this patent cannot be developed. We may compete with other companies in respect of container products that we develop in the future. These firms may be larger, better established and better financed than we are and we may not be able to compete successfully with them. See “Risk Factors – We face significant competition in the market for our products” on page 5.

We seek to differentiate ourselves from our competitors by the uniqueness of our products, by building a reputation for high-quality products and innovation and by maintaining strong relationships with our distributors and, where possible, their and our customers.

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Regulation

The Food and Drug Administration sets standards for the medical-grade polypropylene resin used in the manufacture of the TSOS Container is regulated by and we are subject to the general safety standards promulgated by the Consumer Products Safety Commission. We are not required to submit the TSOS Container for review by either agency. For further information about such regulation, see “Risk Factors – Current and future environmental and other governmental requirements could adversely affect our financial condition and our ability to conduct our business – Risk Factors Related to the Development of Our Products and Technology – The FDA and the CPSC” on page 11.

Employees

As of April 30, 2014, we had 2 employees, namely, the Company’s two officers. We intend to hire other employees, as indicated above under “Sales and Distribution” on page 26.

DESCRIPTION OF PROPERTY

We have an office at 912 Maerton Road, Fullerton, California, comprising approximately 2,000 square feet, which is made available to us by our chief executive officer without cost. In connection with our plan of operations (see Management’s Discussion and Analysis of Financial Condition and Results of Operations – Plan of Operations” on page 32), we plan to lease a building during the next 12 months and to lease other facilities, as and when needed.

LEGAL PROCEEDINGS

We have received a threat of litigation by Nam Tran dba Life of Leisure LLC (“Tran”) against Acology, D&C and Curtis Fairbrother for an unspecified amount for damages, fraud and other related claims under a Brand Activation Agreement, dated September 1, 2013, between Tran and “Medtainer.” We believe that the claims are without merit, that if any were found meritorious, we have meritorious defenses against them and that if Tran were to prevail on any claim, the damages would not be material. We are not a party to nor do we expect the institution of any other litigation by or against us.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.” It contains forward-looking statements that involve risks and uncertainties, and is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those anticipated by our management in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.” We do not believe that the results set forth in these consolidated financial statements are necessarily indicative of our future performance.

Overview

In the period ended December 31, 2013, which started with the formation of D&C on January 29, 2013, we organized, acquired our office space, entered into contracts for the purchase and distribution of our products, established one of our websites, sold products to our distributors and end users, entered into the Merger Agreement and completed the Merger and the Private Placement. We conducted no business prior to January 29, 2013. In the quarter ended March 31, 2014, we closed the Merger Agreement and continued to make sales and develop our business.

We will need a substantial amount of additional capital to fund our business plan. No assurance can be given that any additional capital can be obtained or, if obtained, will be adequate to meet our needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted or we could be forced to terminate operating.

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Our audited financial statements for the period ended December 31, 2013, include only the period commencing with the inception of D&C on January 29, 2013, and do not include any historical data of Acology, which was incorporated on September 5, 1997, ceased doing business in 2002 and remained dormant until it acquired D&C in the Merger. Accordingly, these financial statements are those of D&C. Our unaudited financial statements for the quarter ended March 31, 2014, show our consolidated results for that period and were prepared on the basis that D&C was the accounting acquirer in the Merger.

The Company raised $40,000 in the Private Placement and paid the proceeds to Richard Astrom, who served as the Company’s president and sole director until March 4, 2014, pursuant to the provisions of the Merger Agreement. For further information, see “Our History – The Merger” on page 2 and “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 37.

Results of Operations

The following table summarizes the operating results of the Company for the period beginning with our inception on January 29, 2014, and ending December 31, 2013 and for the quarter ended March 31, 2014:

	Fiscal Year 2013	Three Months Ended March 31, 2014

Gross Profit	$166,361	$53,575

Operating expenses:

General and administrative	$219,052	$43,750
Selling expense	$51,476	9,198
Net Income (Loss)	$(104,167)	$807

Discussion of Significant Financial Components

Period Ended December 31, 2013

Sales: Our sales were $254,992 during this period, from which were earned a gross profit of $166,361.

General and Administrative Expenses: We incurred $51,476 of advertising and marketing expenses during this period. Costs and expenses of $270,528 were incurred, including $219,052 for general and administrative expenses, of which $137,157 was for compensation to our shareholders and officers.

Net Loss: During this period, our net loss was $104,167.

Quarter Ended March 31, 2014, Compared with the Quarter Ended March 31, 2014

Sales: Our sales for the Quarter Ended March 31, 2014, were $73,919, from which were earned a gross profit of $53,575. Our sales for the Quarter Ended March 31, 2013, from which we earned a gross profit of $23,105. The principal reason for the increase in sales and gross profit from the earlier to the later quarter is that the earlier quarter began on January 29, 2013, and was therefore substantially shorter than the earlier quarter.

General and Administrative Expenses: For the quarter ended March 31, 2014, costs and expenses of $52,768 were incurred, including $43,570 for general and administrative expenses, of which $30,518 was for compensation to our officers and we incurred $9,198 of advertising and marketing expenses during this period. For the quarter ended March 31, 2013, costs and expenses of $28,175 were incurred, including $28,850 for general and administrative expenses, of which $18,200 was for compensation to our officers and we incurred $1,325 of advertising and marketing expenses during this period.

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The principal reason for the increase in sales and gross profit from the earlier to the later quarter is that the earlier quarter began on January 29, 2013, and was therefore substantially shorter than the earlier quarter. During the earlier quarter, administrative expenses were not in proportion to those of the latter quarter because of organizational expenses incurred with respect to the earlier quarter.

Net Profit: During the quarter ended March 31, 2013, our net profit was $807, as compared with a net loss of $5,070 for the quarter ended March 31, 2013. The principal reason for this difference was the disproportionally high level of general and administrative expenses during the earlier quarter, although this was partially offset by the disproportionally low level of advertising and marketing expenses incurred in the earlier quarter

Liquidity and Capital Resources

As of December 31, 2013, we had $1,759 in cash. We financed our operations from the inception of our business on January 19, 2013, through March 31, 2014, through capital contributions of $141,986 made by our officers.

We began commenced business in January 2013. Our sales grew over the course of 2013, averaging 11,500 units per month for 2013 and ranging from 8,000 units to 30,000 units for a total of 125,000 units. During the first quarter of 2014, we sold 35,000 units. Gross sales for 2013 were $254,992 and for the first quarter of 2014, were $73,919. We have a current inventory of 66,000 containers, which we believe will be sold to our distributors for approximately $150,000.

As of December 31, 2013, our officers had made capital contributions of $141,986 in D&C.

The Company believes that it will require approximately $1.5 million in additional funding for its operations for the next 12 months. The Company plans to fund its activities, including those of D&C, during the balance of 2014 and beyond through loans from banks and other financial institutions and the sale of debt or equity securities to private investors. The Company can give no assurance that it will be successful in so doing or that such funding, if available, can be obtained on acceptable terms.

On March 4, 2014, the Company issued a convertible promissory note payable to Richard S. Astrom in the principal amount of $400,000, which was reduced to $360,000 by virtue of a prepayment of $40,000 on that date. This convertible promissory note is due on March 4, 2015, bears interest at the rate of 0.28% per annum and is secured by a Pledge Agreement, dated as of March 4, 2014, between the Company and Mr. Astrom, under which the Company pledged all of its membership interests in D&C to Mr. Astrom. The terms of and circumstances under which the convertible promissory note was issued and the pledge agreement signed are set forth under the caption “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Exchange Agreement” on page 37.

While we are not in default under the convertible promissory note that we issued to or the pledge agreement that we entered into with Mr. Astrom, we do not presently have funds available to pay the convertible promissory note when due. The amount of the funds required to pay the convertible promissory note to Mr. Astrom is included in the $1,500,000 that we will require to fund our operations for the next 12 months. We plan to obtain such funds through the sale of debt or equity securities. In the event that we are unable to pay Mr. Astrom when required, we intend to ask for an extension of the due date, but Mr. Astrom is not obligated to grant any extension. Further, we have no information as to whether or on what terms any such extension would be granted.

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We can give no assurance that any of the funding described above will be available on acceptable terms, or available at all. If we are unable to raise funds in sufficient amount, when required or on acceptable terms, we may have to significantly reduce, or discontinue, our operations. To the extent that we raise additional funds by issuing equity securities or securities that are convertible into Acology’s equity securities, its shareholders may experience significant dilution.

We have provided no comparison of results for the year ended December 31, 2013, because we began operating in 2013, and there is accordingly no prior period with which a comparison may be made. Likewise, there is no quarter in 2013 to compare with the quarter ended March 31, 2014.

Plan of Operations

Our significant objectives for the next 12 months are as follows:

·	Secure funding of $1.5 million to support our operations over the next 12 months. This activity has commenced through personal contacts by our officers and will ongoing. As yet, we have not been successful in obtaining any funding. We can give no assurance that funding in this or any lesser amount will be available on acceptable terms, or available at all. The costs associated with this activity, which would arise principally from travel and legal expenses, are estimated to be $15,000. We cannot predict when we will obtain funding in whole or in part, but as indicated below, we cannot begin to attain several of our other objectives until we reach the levels of funding set forth below.
·	Hire sales, administrative personnel and technical personnel. We will commence this activity when we have attained financing of at least $200,000 and will continue to fill positions as necessary in accordance with our ability to pay salaries and benefits. The compensation and other costs associated with these personnel are estimated to be $40,000 per month if all of these employees are hired. We have interviewed candidates for certain positions, but have not yet hired or committed to hire any of them.
·	Increasing sales volume to 50,000 containers per month (600,000 units per year) in the first 12 months after we have attained funding of at least $200,000.
·	Lease a building for our operations, including administrative and warehouse space and acquire office furniture, equipment and materials (forms, corporate stationary and business cards). We will commence this activity contemporaneously with our hiring of the above sales, administrative and technical personnel and complete it soon thereafter. The costs associated with this activity are estimated to be approximately $8,000 per month in rent and $10,000 for other expenses.
·	Obtain additional international distributors with sales force of at least 100 full time employees and obtain firm orders from them. We estimate the costs associated with this activity to be approximately $5,000 per month. Our officers are presently engaged in these activities and absorbing their costs and have advised us that they intend to continue doing so whether or not funding is offered.
·	Increase retail sales by attending trade shows, expos and conferences. We estimate the costs associated with this activity to be approximately $10,000 per month. Our officers are presently engaged in these activities and absorbing their costs and they have advised us that they intend to continue doing so whether or not financing is obtained.
·	Begin a marketing and advertising campaign. We will commence this activity, which will continue throughout the 12-month period, when we have attained financing of at least $200,000. This activity, which includes updating our websites, brochures and other advertising materials and attending industry events, is estimated to be $35,000.
·	Pay a promissory note in the principal amount of $360,000 to Richard S. Astrom on March 4, 2015 (see “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 37).
·	Pay officers’ salaries of $10,000 per month to each of Messrs. Fairbrother and Heldoorn on a regular basis after the other goals are completed.

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We cannot give firm dates for the attainment of any goal that depends on financing or a firm date for the receipt of revenues from orders because these dates depend on our obtaining financing and we cannot predict when, if or in what amount we will obtain it. We cannot commence most of the tasks in our plan of operations until we have raised $200,000 and we cannot fully implement our plan of operations until we raise $1,500,000.

Contractual Obligations

The following table sets forth information with respect to our known contractual obligations as of December 31, 2013, setting forth their types and the times at which they are due.

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 Years
Long-Term Debt Obligations	$360,000	$360,000	0	0	0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	0	0	0	0	0
Purchase Obligations*	$2,889,377	$192,000	$607,800	$720,918	$1,778,459
Other Long-Term Liabilities Reflected on Our Balance Sheet under GAAP	0	0	0	0	0
Total	$3,249,377	$552,000	$607,800	$720,918	$1,778,459

_________

* All of these purchase obligations arise under our agreement with Polymation, at current prices, which are subject to escalation to a presently unknowable extent for inflation and certain increased costs.

Off-Balance Sheet Arrangements

None.

Controls and Procedures

Following the effectiveness of the registration statement of which this Prospectus forms a part, pursuant to Section 404 of Sarbanes-Oxley, the Company’s management will be required to report on the effectiveness of its internal control over financial reporting in each of its annual reports, commencing with its first annual report after the Company has been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which the Company anticipates will be its annual report for the year ended December 31, 2014. While we plan to implement controls and procedures, we have not yet done so. If we fail to do so, we may not be able favorably to assess the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2014, or beyond. If this occurs, investor confidence and the price of the Common Stock could be adversely affected.

Risks and Uncertainties

We operate in an industry that is subject to rapid and sometimes unpredictable change. Our operations will be subject to significant risk and uncertainties, including financial, operational and other risks, including the risk of business failure. Further, as noted in this Prospectus, in order to develop its business, the Company will require substantial capital resources. See for a full statement of the risks and uncertainties to which the Company is subject, see “Risk Factors” on page 4.

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Critical Accounting Policies and Estimates

Use of Estimates.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Revenue Recognition.

The Company followed the guidance of the SEC’s Staff Accounting Bulletin No. 104 for revenue recognition. The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

JOBS Act

Section 102(b)(1) of the JOBS Act provides that, as an emerging growth company, Acology (A) need not present more than 2 years of audited financial statements in order for Acology’s registration statement with respect to an initial public offering of common equity securities to be effective, and in any other registration statement that Acology files with the SEC, Acology need not present selected financial data prescribed by the SEC in its regulations for any period prior to the earliest audited period presented in connection with Acology’s initial public offering; and (B) may not be required to comply with any new or revised financial accounting standard until such date that a company that is not an issuer (as defined under section 2(a) of Sarbanes-Oxley is required to comply with such new or revised accounting standard, if such standard applies to companies that are not issuers. The term ‘‘issuer’’ generally means any person who issues or proposes to issue any security, the securities of which are registered under section 12 of the Exchange Act or that is required to file reports under section 15(d) of the Exchange Act, or that files or has filed a registration statement that has not yet become effective under the Securities Act and that it has not withdrawn.

While Acology is permitted to opt out of these provisions of the JOBS Act, it has not done so and do not intend to do so. As a result, our financial statements may not be comparable to companies that that elect to opt out of these provisions.

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Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

MARKET PRICE, DIVIDENDS AND RELATED SHAREHOLDER MATTERS

As of the date of this Prospectus, the Common Stock is quoted on OTC Pink under the symbol “ACOL.” As indicated above, Acology has applied to have the Common Stock quoted on on OTCQB, but not assurance can be given that this application will be accepted, or, if it be accepted, that the criteria for such quotation can continue to be met. The following table sets forth the quarterly high bid and low bid prices for the Common Stock has been quoted on OTC Pink for the last two fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. The Common Stock has been very thinly traded: during 2012, approximately 203 shares (adjusted for the 1-for-1,000 reverse stock split that was implemented on February 14, 2014) were traded; during 2013, approximately 68 shares (as so adjusted) were traded; and in 2014 through June 30, 280 shares (as so adjusted) have been traded. Thus, there is no established trading market for the Common Stock. We do not believe that the prices at which the Common Stock has historically traded necessarily represent its fair market value or are a good indicator of the prices at which the Common Stock might trade in the future.

Quarter Ended	Bid High	Bid Low

Fiscal Year 2014
September 30 (through August ___, 2014
June 30, 2014	$1.25	$1.25
March 31, 2014	$3.00	$1.25

Fiscal Year 2013
December 31, 2013	$3.00	$1.50
September 30, 2013	$1.30	$1.30
June 30, 2013	$1.30	$1.30
March 31, 2013	$1.30	$1.30

Fiscal Year 2012
December 31, 2012	$3.00	$1.20
September 30, 2012	$3.00	$1.20
June 30, 2012	$1.20	$1.10
March 31, 2012	$1.10	$1.10

The prices in the above table have been adjusted for a 1-for-1,000 reverse stock split that was implemented on February 14, 2014.

As of July 31, 2014, there were 4,546,014,785 shares of Common Stock issued and outstanding of which only 14,785 shares were free trading. At that date, there were 397 holders of record of the Common Stock and an indeterminate number of shareholders holding Common Stock in street name.

Acology has never declared or paid cash or other dividends on the capital stock. It currently intends to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

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There are (i) no shares of Common Stock that are subject to outstanding options or warrants to purchase, (ii) no securities that are convertible into shares of Common Stock, (iii) no shares of Common Stock that may be sold pursuant to Rule 144, (iv) except for the shares offered by this Prospectus, no shares of Common Stock that Acology has agreed to register under the Securities Act for sale by security holders and (v) no shares of Common Stock that are being or have been publicly proposed to be, publicly offered by Acology, the offering of which could have a material effect on the market price of the Common Stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth information about the Company’s directors and executive officers as of the date of this Prospectus:

Name	Age	Position

Curtis Fairbrother	52	Chairman of the Board; CEO; Director
Douglas Heldoorn	45	President; COO; Director

Curtis Fairbrother, age 52, is the Co-Founder of D&C together with Douglas Heldoorn. Mr. Fairbrother has served since March 4, 2014, as Chairman of the Board and Chief Executive Officer of Acology. From January 2013 to March 4, 2014, he served as a manager of D&C. From October 2011 until December 2012, he conducted preparatory work for the establishment of D&C and its business together with Mr. Heldoorn. From September 2005 to September 2011, he was with New Century Automotive Group acting as Service and Parts Director for BMW and Mini Cooper Dealerships. Mr. Fairbrother has over 20 years’ experience in business start-ups and consolidation. He has managed multi-million dollar budgets in connection with the distribution and sales of in the automotive retail and wholesale parts industry and in that industry, he has overseen national parts distribution and management, research and development, brand recognition and new product development. Mr. Fairbrother graduated from La Mirada High School in La Mirada, California, in 1980.

Douglas Heldoorn, age 45, has over 20 years of management and executive experience. He has served since March 4, 2014, as President and Chief Operating Officer of Acology. From January 2013 to March 4, 2014, he served as a manager of D&C. From October 2011 until December 2012, he conducted preparatory work for the establishment of D&C and its business together with Mr. Fairbrother. Prior thereto, from November 2006 to September 2011 he was employed by Caliber Promotions, a used car sales organization, as a motivational speaker. From 2009 to 2012 he also served as President of Medeq-USA, overseeing the manufacture, sales and distribution health and nutrition products in Europe and Scandinavia. Mr. Heldoorn graduated from Perris High School in Perris, California, in 1986.

Messrs. Fairbrother and Heldoorn will serve as directors until the next annual meeting of Acology’s shareholders or until their respective successors have been elected and duly qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders’ meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement. There was and is no arrangement or understanding between any director or officer of Acology and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and, to our knowledge, there is no arrangement, agreement, plan or understanding (a) as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to Acology’s board and or (b) between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

The prior experience of Mr. Fairbrother in management, together with his willingness to spend substantially all of his time as an officer of Acology and his willingness to provide capital to us, led to the conclusion that he was a desirable person to serve as a director. The prior experience of Mr. Heldoorn in sales and management, together with his willingness to spend substantially all of his time as an officer of Acology and his willingness to provide capital to us, led to the conclusion that he was a desirable person to serve as a director.

Family Relationships

None.

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Related Party Transactions

TSD

Mr. Fairbrother, his son and Mr. Heldoorn serve on the Board of Directors of TSD as three of six directors. They received no compensation for these services and neither they nor we have any financial interest in TSD. From our date of inception in January 2013 to December 31, 2013, we received $19,150 for products that we sold to TSD and during the current year through May 31, we received $31,234 for products that we sold to TSD. We believe that the prices at which we sold these products to TSD were those that at which we could have sold them to other distributors.

Capital Contributions

Messrs. Fairbrother and Heldoom, our two officers and directors, made capital contributions to D&C on several occasions during 2013, totalling $141,896. Of this amount, $19,825 was paid directly to D&C and the remainder was paid by them to third parties for inventory and general and administrative expenses.

As an incident of these contributions, each of them acquired his membership units in D&C, for which he received shares of Common Stock as merger consideration in the Merger. See “Prospectus Summary – The Merger” on page 2.

Employment Arrangements

There are no employment agreements between us and our officers and directors. During the year ended December 31, 2013, we paid $78,357 and $58,800 to Mr. Fairbrother and Mr. Heldoorn, respectively, on an informal and irregular basis for services rendered as officers.

Merger

In connection with the Merger, each of Messrs. Fairbrother and Heldoorn received 1,923,000,000 shares of Common Stock as merger consideration for his 100,000 membership units in D&C. This merger consideration was fixed in negotiations at arms’ length between Acology and D&C prior to the time that either of them was an officer or director of Acology.

Exchange Transaction

Prior to the Merger, Richard S. Astrom owned 35,000,000 shares of pre-reverse-split common stock through Green Fusion Corp., of which he was the sole shareholder, and was owed $151,269 for advances that he had made to the Acology, which indebtedness was carried as related party debt on the books of Acology. In satisfaction of a condition precedent to the Merger, Mr. Astrom and Acology entered into an Exchange Agreement, dated as of March 4, 2014, pursuant to which (i) these 35,000,000 shares were surrendered, (ii) the indebtedness to Mr. Astrom of $151,269 was extinguished, (iii) Acology made a convertible promissory note, dated March 4, 2014, in favor of Mr. Astrom and (iv) Acology entered into a pledge agreement, dated March 4, 2014, securing the indebtedness of the Company to Mr. Astrom under the convertible promissory note. Mr. Astrom represented and warranted to Acology that (i) the indebtedness of $151,269 was the only indebtedness of Acology owed to him, (ii) all other indebtedness of the Acology owing to any other person or entity had been discharged and (iii) no shares of any class or series of the capital stock of Acology, other than its common stock, had been issued. Also on March 4, 2014, Acology prepaid $40,000 of the principal amount of the convertible promissory note. The principal terms of the convertible promissory note and the pledge agreement are as follows:

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·	The Convertible Promissory Note. The convertible promissory note is due March 4, 2015, is subject to acceleration in the event of certain events of default, contains certain restrictive covenants and is secured by a pledge of all of the membership units in D&C. If an event of default, including failure to pay the convertible promissory note when due, occurs, the unpaid principal amount of the convertible promissory note and the interest accrued thereon will be convertible as a whole or in part from time to time into an indeterminate number of shares of Common Stock at a conversion price per share equal to 50% of the average of the daily closing prices for a share of Common Stock for the three (3) consecutive trading days ending on the trading day immediately prior to the day on which the convertible promissory note is delivered for conversion. The convertible promissory note also contains certain covenants under which Acology may not consummate a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event or to transfer any of its property or assets outside the ordinary course of business without the consent of Mr. Astrom; may conduct business only through wholly owned subsidiaries; may not sell, transfer, mortgage, pledge or otherwise dispose of any shares or interests in any of its subsidiaries or permit any of them to transfer, mortgage, pledge or otherwise dispose of any shares or interests in a subsidiary held by it; is required to file reports timely under and remain subject to the reporting requirements of the Securities Exchange Act of 1934; and may not file a registration statement under the Securities Act until one year after the date on which Mr. Astrom shall first have converted any portion of the convertible promissory note into shares of Common Stock.

The convertible promissory note constitutes a material risk to our business because:

1.	We may not be able to repay it when it is due on March 4, 2015, in which case Mr. Astrom could foreclose on the units of D&C which he holds as security for its payment (see “Pledge Agreement,” immediately below). In that event, we would not have any operations, our business would fail and our shareholders would lose their investments.
2.	We may not engage in transactions under which we could acquire or combine with other businesses or reorganize without Mr. Astrom’s consent, which he may withhold in his discretion. If Mr. Astrom did not consent to a proposed acquisition, we could lose a desirable business opportunity.
3.	Our inability to file a registration statement restricts our ability to obtain financing in the public markets. As a result, until the convertible promissory note is paid, we may not be able to raise some or all of the funding required to execute our business plan, expand our business or take advantage of other opportunities. While Mr. Astrom could waive this restriction, he is not obligated to do so.

·	The Pledge Agreement. The pledge agreement provides, among other things, that all of the membership units in D&C are pledged to Mr. Astrom to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the obligations of Acology under the convertible promissory note. In the event that Acology were to default under the convertible promissory note, Mr. Astrom would be entitled to foreclose on and sell the shares of D&C at a public or private sale and apply the proceeds of such sale to satisfy the convertible promissory note. Inasmuch as all of our operations are conducted through D&C, the result of such sale would be that Acology would have no operations and the holders of Common Stock would lose all or substantially all of their investment.

Private Placement

On March 4, 2014, pursuant to a Stock Purchase Agreement, dated January 29, 2014, between Acology and Carrizo LLC, a limited liability company controlled by Mr. Astrom, our former president and sole director, Carrizo LLC purchased the 200,000,000 shares of Common Stock to be offered by Carrizo LLC pursuant to this Prospectus for the purchase price of $11,428.57, at the price per share on which and on the same terms at which all of the participants in the Private Placement acquired such shares. On March 24, 2014, Acology and Carrizo LLC also entered into a Registration Rights Agreement, dated that date, pursuant to which Acology filed the registration statement of which this Prospectus is a part, on the same terms at which all of the participants in the Private Placement entered into like agreements.

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Board Ratification

On March 4, 2014, following the appointment of Messrs. Fairbrother and Heldoorn directors and the resignation of Richard Astrom as a director, the new board ratified, confirmed, adopted and approved all resolutions adopted by Mr. Astrom, as sole director of Acology, in connection with the adoption, approval and consummation of the Merger Agreement and all instruments executed and delivered and actions taken by him, as President of Acology or otherwise, pursuant to said resolutions, including his execution and delivery of the above mentioned exchange agreement, convertible promissory note and pledge agreement in the name and on behalf of Acology.

Involvement in Certain Legal Proceedings

None of Acology’s directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters, if any, that were dismissed without sanction or settlement.

Director Compensation

Currently, Acology is not paying its directors any cash or other compensation. In the future, Acology may consider appropriate forms of compensation, including cash compensation and the issuance of Common Stock and stock options.

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Director Independence

Currently, Acology does not have any directors who are independent. We have used the definition of “independent director” set forth in NASDAQ Stock Market Listing Rule 5605(a)(2) to make this determination. This rule provides that an “independent director” is a person other than an officer or employee of Acology or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. This rule further provides that a director cannot be considered independent if:

•	he is, or at any time during the past three years was, an employee of the company;

•	he or his family member accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions);

•	his family member is, or at any time during the past three years was, an executive officer of the company;

•	he or his family member is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•	he or his family member is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•	he or his family member is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Committees

Acology has not established any committees of its Board of Directors, including a compensation committee, nominating committee or an audit committee, although it is permitted to do so under the Florida Business Corporation Act (the “FBCA”) and its by-laws. Acology believes that, until it begins to develop a compensation plan for its officers and directors, a compensation committee is not necessary.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of a registered class of equity securities registered under section 12 of the Exchange Act, to file reports of ownership and changes in ownership of equity securities of Acology with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the corporations which they serve or in which they hold equity securities with copies of all forms that they file pursuant to Section 16(a). Since no class of Acology’s equity securities is registered under Section 12, none of these persons is required to comply with Section 12 with respect to Acology.

Code of Ethics

We have a Code of Business Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the highest ethical, moral and legal conduct of all employees. Our Code of Business Ethics may be found on our website, www.acologyinc.com.

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EXECUTIVE COMPENSATION

The following table provides certain information for the fiscal years ended December 31, 2013, 2012, and 2011 concerning compensation earned for services rendered in all capacities by Acology’s named executive officers.

Summary Compensation Table

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Curtis Fairbrother, CEO[1]	2013	$78,357	0	0	0	0	0	0	$78,357
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0
Douglas Heldoorn, COO[1]	2013	$58,800		0		0	0	0	$58,800
	2012	0	0	0		0	0	0	0
	2011	0	0	0		0	0	0	0
Richard S. Astrom, President[2]	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0
[1] Held office since March 4, 2014.
[2] Held office until March 4, 2014.

Equity Awards, Grant Based Awards, Stock Options, Pension Benefits and Deferred Compensation

Acology has never granted equity or grant based awards, stock options or pension benefits and has not entered into any deferred compensation plan or arrangement.

Compensation Analysis

Acology is presently paying compensation to its officers on an irregular and inadequate basis. We believe that regular and adequate compensation will eventually be required to retain their services. In particular, we believe that adequate compensation for persons with Messrs. Fairbrother’s and Heldoorn’s credentials and experience at a like stage of its development would involve a salary of approximately $120,000 per year, a cash bonus and non-cash incentive compensation based on performance, and stock options. We recognize that we needs to develop compensation programs that will provide adequate cash and short- and long-term incentive compensation in order to attract and retain qualified officers and key employees, but we has not yet determined what the compensation program is designed to reward; the various elements of compensation; the bases for selecting each element; how we will determine the amount to be paid for each element (or the formula for such payment); and how our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this Prospectus, with respect to the holdings of: (1) each person known to Acology to be the beneficial owner of more than 5% of the Common Stock; (2) each of its directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. This information is as of the above date, except as otherwise indicated. The person named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares. The address of such person is in care of Acology at 912 Maerton Road, Fullerton, CA 92831.

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Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership of Common Stock	Percent of Class

Curtis Fairbrother	1,923,000,000[1]	42.3%
Douglas Heldoorn	1,923,000,000[1]	42.3%
All directors and executive officers as a group (1 person)	3,846,000,000	84.6%

______________

[1]	Acquired in the Merger as merger consideration for his 100,000 membership units in D&C.

INDEMNIFICATION

Acology has power under the FBCA to indemnify its directors, officers, employees and to the extent provided in such statute. Unless a determination is made by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors who were not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation’s shareholders who were not parties to the proceeding (or by a majority vote of the corporation’s shareholders who were not parties to the proceeding if a quorum cannot be obtained).

The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he had reasonable cause to believe his conduct was lawful, (ii) a transaction from which he derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which he would be liable for an improper distribution. The FBCA does not affect a director’s responsibilities under any other law, such as federal securities laws.

Pursuant to the FBCA, Acology has provided for such indemnification under in its articles of incorporation and by-laws. The articles of incorporation provide that Acology shall indemnify any director, officer, employee, or agent thereof, whether current or former, together with his or her personal representatives, devisor heirs, in the manner and to the extent contemplated by FBCA §607.0850, if in the judgment of a majority of the entire Board of Directors (excluding from such majority any director under consideration for indemnification), (i) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or (ii) with respect to any proceeding by, or in the right of, the corporation), if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (except that no indemnification shall be made in respect of any claim, issue, or matter as to which he shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, he person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

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Article 7 of the by-laws provides that Acology shall indemnify and reimburse and advance expenses for any director and officer, and for any director and officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of Acology, whether or not then in office, and his or her executor, administrator and heirs, and may indemnify and reimburse and advance expenses to employees and agents of Acology, against all reasonable expenses actually and necessarily incurred, including but not limited to, judgments, costs and counsel fees in connection with the defense of any litigation, civil or administrative action, suit or proceeding, to which he may have been made a party because he is or was a director, officer, employee or agent of Acology or he was serving at the request of Acology as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

No pending material litigation or proceeding involving Acology’s directors, executive officers, employees or other agents as to which indemnification is being sought exists, and Acology is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

Acology’s articles of incorporation, as amended, contain certain provisions that may affect the rights of its shareholders, as follows:

Limitation of liabilities of directors and officers. Article X of the amended articles of incorporation provide that, to the fullest extent permitted by law, no director or officer shall be personally liable to Acology or its shareholders for damages for breach of any duty owed to it or its shareholders.

Vacancies in the Board of Directors. Acology’s by-laws provide that any vacancy in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, or by the shareholders. Each director so elected shall hold office until the expiration of the term of the other directors. Each of such directors shall hold office until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

Special Meetings of Shareholders. Under the by-laws, special meetings of the shareholders, for any purpose or purposes, shall be held only when directed by the Chairman of the Board, or at the request of the holders of not less than one-tenth of all outstanding shares of the corporation entitled to vote at the meeting.

Cumulative Voting. The FBCA provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. The articles of incorporation do not provide for cumulative voting.

LEGAL MATTERS

The validity of the Common Stock offered hereby has been passed upon by Barry J. Miller, Esq., of Huntington Woods, Michigan.

EXPERTS

The financial statements appearing in this Prospectus and registration statement on Form S-1 have been audited by Paritz & Company, P.A., an independent registered public accounting firm, as set forth in their report thereon appearing in this Prospectus and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Acology or its subsidiary.

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TRANSFER AGENT

Acology’s transfer agent is Pacific Stock Transfer, 4045 South Spencer Street Suite 403 Las Vegas, NV 89119, an SEC registered transfer agent.

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FINANCIAL STATEMENTS

Contents

Page(s)

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	46

Balance Sheet – As at December 31, 2013	47

Statement of Operations – Period Ended December 31, 2013	48

Statement of Cash Flows – Period Ended December 31, 2013	49

Statement of Changes in Members’ Equity	50

Notes to Financial Statements – December 31, 2013	51-53

Unaudited Consolidated Financial Statements

Consolidated Balance Sheets	54

Consolidated Statements of Operations – Three Months Ended March 31, 2014 and from Inception (January 29, 2013) to March 31, 2014	55

Consolidated Statements of Cash Flows – Three Months Ended March 31, 2014 and from Inception (January 29, 2013) to March 31, 2014	56

Consolidated Statement of Shareholders’ Equity (Deficiency) – Three Months Ended March 31, 2014 and from Inception (January 29, 2013) to March 31, 2014	57

Notes to Consolidated Financial Statements – Three Months Ended March 31, 2014 and from Inception (January 29, 2013) to March 31, 2014	58-61

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Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

D&C Distributors, LLC

We have audited the accompanying balance sheet of D&C Distributors, LLC as of December 31, 2013 and the related statements of operations, changes in members’ equity and cash flows for the period January 29, 2013 (Inception) to December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of D&C Distributors, LLC as of December 31, 2013, and the results of its operations and cash flows for the period January 29, 2013 (Inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/Paritz & Company, P.A.

Hackensack, New Jersey

May 2, 2014

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D&C DISTRIBUTORS, LLC
BALANCE SHEET
December 31, 2013

ASSETS

CURRENT ASSETS:

Cash	$1,759
Inventories	37,660
Advance to supplier	2,152
TOTAL ASSETS	41,571

Office equipment, net of accumulated depreciation of $945	3,248

44,819

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:

Accrued expenses	7,000

TOTAL CURRENT LIABILITIES	7,000

Members Capital Contribution	141,986
Accumulated Deficit	(104,167)
TOTAL MEMBERS' EQUITY	37,819

TOTAL LIABILITIES AND MEMBERS' EQUITY	$44,819

The accompanying notes are an integral part of these financial statements

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D&C DISTRIBUTORS, LLC
STATEMENTS OF OPERATIONS
FROM INCEPTION (JANUARY 29, 2013) TO DECEMBER 31, 2013

Sales	$254,992

Cost of Sales	88,631

Gross Profit	166,361

COSTS AND EXPENSES:
General and administrative	219,052
Advertising and marketing	51,476
Total Cost and expenses	270,528

NET LOSS	$(104,167)

The accompanying notes are an integral part of these financial statements

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D&C DISTRIBUTORS, LLC
STATEMENTS OF CASH FLOWS
FROM INCEPTION (JANUARY 29, 2013) TO DECEMBER 31, 2013

OPERATING ACTIVITIES:
Net loss	$(104,167)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation expense	945
Changes in operating assets and liabilities
Inventories	(37,660)
Advance to supplier	(2,152)
Accrued expenses	7,000
NET CASH USED IN OPERATING ACTIVITIES	(136,034)

INVESTING ACTIVITIES:
Acqusition of office equipment	(4,193)
NET CASH USED IN INVESTING ACTIVITIES	(4,193)

FINANCING ACTIVITIES:
Member capital contributions	141,986
NET CASH PROVIDED BY FINANCING ACTIVITIES	141,986

INCREASE IN CASH	1,759

CASH - BEGINNING OF PERIOD	—

CASH - END OF PERIOD	$1,759

The accompanying notes are an integral part of these financial statements

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D&C DISTRIBUTORS, LLC
STATEMENTS OF CHANGES IN MEMBERS' EQUITY
FROM INCEPTION (JANUARY 29, 2013) TO DECEMBER 31, 2013

Balance at inception - January 29, 2013	—

Members' capital contributions	141,986

Net Loss	(104,167)

Balance December 31, 2013	37,819

The accompanying notes are an integral part of these financial statements

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D&C DISTRIBUTORS, LLC

Notes to Financial Statements

December 31, 2013

NOTE 1 – Business

D&C Distributors, LLC (“the Company”) was formed under the laws of the State of California on January 29, 2013. The Company is a wholesaler of proprietary polypropylene containers used for controlled dispensing and storage of pharmaceuticals and medicine.

NOTE 2 - Summary of Significant Accounting Policies

 Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

 Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”.. We record revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided.

Inventories

Inventories, which consist of the Company’s product held for resale, are stated at the lower of cost, determined using the first-in, first-out, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified.  Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's statements of operations.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

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The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Office Equipment

Office equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Advertising

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

No provision for income taxes is made since the Company is treated as a partnership and the income or loss is passed through to its members.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions.

NOTE 3 – Members’ Equity

During the period January 29, 2013 to December 31, 2013 the members of the Company contributed $141,986 consisting of direct contribution to the Company of $19,825 and direct payments by the members for purchases of inventory and general and administrative expenses of $123,038

The Company’s member received payments from the company aggregating $137,157 which have been recorded as compensation and are included in general and administrative expenses on the accompanying statement of operations.

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NOTE 4 – Related Party

The Company uses office space from a family member of a member of the Company at no rent.

The Company made sales to a company in which two members of the Company are members of the board of directors for the amount of $19,150 during the period from January 29, 2013 to December 31, 2013.

NOTE 5 – Concentrations

For the period January 29, 2013 to December 31, 2013, the Company’s largest customer accounted for approximately 51% of sales.

For the period January 29, 2013 to December 31, 2013, the Company purchased approximately 81% of its products on one distributor.

NOTE 6 – Subsequent events

Management has evaluated subsequent events through May 2, 2014, the date which the financial statements were available to be issued.

On March 4, 2014 the Company completed a merger with Acology, Inc, a public shell company. In connection with the merger the shareholders of the Company received 3,846,000,000 shares of Acology in exchange for their shares of the Company. The merger will be accounted for as a recapitalization of Acology, whereby the Company will be the accounting acquirer and surviving reporting company. In connection with the merger, Acology completed a private placement of 700,000,000 shares of its common stock for proceeds of $40,000. Also in connection with the merger, the president and sole director of Acology exchanged 35,000,000 shares of common stock of Acology owned by him and $151,269 of indebtedness to him for a convertible promissory note in the amount of $400,000 and the proceeds from the private placement referred to above.

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ACOLOGY, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)

ASSETS

CURRENT ASSETS:

Cash	$3,376	$1,759
Inventories	40,760	37,660
Advance to supplier	931	2,152
TOTAL ASSETS	45,067	41,571

Office equipment, net of accumulated depreciation of $1,033 and $945	3,059	3,248

	48,126	44,819

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

Accrued expenses	9,500	7,000
Note payable - related party	360,000	—
TOTAL CURRENT LIABILITIES	369,500	7,000

STOCKHOLDERS' DEFICIENCY
Common Stock, $0.000001 par value, 6,000,000,000 shares authorized
4,546,014,334 and 3,846,000,000 shares issued and outstanding
March 31, 2014 and December 31, 2013, respectively	4,546	3,846
Additional Paid in Capital	—	138,140
Accumulated Deficit	(325,920)	(104,167)
TOTAL STOCKHOLDERS' DEFICIENCY	(321,374)	37,819

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$48,126	$44,819

The accompanying notes are an integral part of these financial statements

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ACOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31, 2014 (Unaudited)	From Inception (January 29, 2013) to March 31, 2013 (Unaudited)

Sales	$73,919	$38,616

Cost of Sales	20,344	15,511

Gross Profit	53,575	23,105

COSTS AND EXPENSES:
General and administrative	43,570	26,850
Advertising and marketing	9,198	1,325
Total Cost and expenses	52,768	28,175

NET LOSS	$807	$(5,070)

Loss per common share	0.00	0.00

Weighted average common shares outstanding	4,058,363,899	3,846,000,000

The accompanying notes are an integral part of these financial statements

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ACOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three months ended March 31, 2014 (Unaudited)	From Inception (January 29, 2013) to March 31, 2013 (Unaudited)

OPERATING ACTIVITIES:
Net loss	$807	$(5,070)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation expense	188	—
Changes in operating assets and liabilities
Inventories	(3,099)	(3,665)
Advance to supplier	1,221	—
Accrued expenses	2,500	9,197
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,617	462

FINANCING ACTIVITIES:
Proceeds from issuance of private placement	40,000	—
Repayment of related party loan	(40,000)	—
Capital contributions	—	6,500
NET CASH PROVIDED BY FINANCING ACTIVITIES	—	6,500

INCREASE IN CASH	1,617	6,962

CASH - BEGINNING OF PERIOD	6,962	—

CASH - END OF PERIOD	$8,579	$6,962

Supplemental disclosures of cash flow information:
Non-cash financing activities
Note issued to prior shareholder in connection with reverse merger	$400,000	—

The accompanying notes are an integral part of these financial statements

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ACOLOGY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

	------COMMON STOCK------		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

BALANCE – January 29, 2013 (Inception)	—	$—	$—	$—	—

Common stock issued to founders	3,846,000,000	3,846	(3,846)	—	—

Capital Contribution			141,986		141,986

Net Loss				(104,167)	(104,167)

BALANCE – December 31, 2013	3,846,000,000	$3,846	$138,140	$(104,167)	$37,819

Effect of Reverse Merger	14,334	—	(177,440)	(222,560)	(400,000)

Issuance of common stock in private placement	700,000,000	700	39,300		40,000

Net income				807	807

BALANCE – March 31, 2014 (Unaudited)	4,546,014,334	$4,546	$—	$(325,920)	$(321,374)

The accompanying notes are an integral part of these financial statements

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ACOLOGY, INC.

Notes to Consolidated Financial Statements

March 31, 2014

(Unaudited)

NOTE 1 – Business

On March 4, 2014 Acology, Inc. (“Acology”) completed an agreement and plan of merger with D&C Distributors, LLC (“D&C”), collectively (the “Company”). In connection with the merger the shareholders of the D&C received 3,846,000,000 shares of Acology in exchange for their shares of D&C. The merger was accounted for as a recapitalization of Acology, whereby D&C is the accounting acquirer and surviving reporting company. In connection with the merger, the president and sole director of the Company exchanged 35,000,000 shares of common stock of the Acology owned by him and $151,269 of indebtedness to him for a convertible promissory note in the amount of $400,000 and the proceeds from a private placement.

D&C was formed under the laws of the State of California on January 29, 2013. The Company is a wholesaler of proprietary polypropylene containers used for controlled dispensing and storage of pharmaceuticals and medicine.

NOTE 2 - Summary of Significant Accounting Policies

Principals of Consolidation

The Consolidated financial statements represent the historical financial statement of D&C, which was considered the accounting acquirer in the recapitalization of Acology.

Acology is an inactive company and there have been no intercompany transactions or balances in any of the periods presented.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”.. We record revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided.

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Inventories

Inventories, which consist of the Company’s product held for resale, are stated at the lower of cost, determined using the first-in, first-out, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified.  Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's statements of operations.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Office Equipment

Office equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Advertising

Advertising and marketing expenses are charged to operations as incurred.

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Income Taxes

The Company use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions.

The Company has not recognized a provision for income taxes due to D&C being an LLC whereby, until the closing of the merger referred to above, is treated as a partnership and the income or loss is passed through to its members.

NOTE 3 – Note payable – Related Party

In connection with the merger, the Company issued a promissory note in the amount of $400,000 to Acology’s former president and sole director. The note bears interest at 0.28% per annum and is due March 4, 2015. The note is subject to acceleration in the event of certain events of default, contains certain restrictive covenants, and is secured by a pledge of all the share of common stock of D&C. If an event of default occurs, the unpaid principal amount and interest accrued thereon will be convertible into shares of the Company’s common stock at a conversion price per share equal to 50% of the average daily closing price for three consecutive trading days ending on the trading day immediately prior to the conversion date.

NOTE 4 – Stockholders’ Deficiency

On January 9, 2014, Acology amended its Certificate of Incorporation to raise its authorized common stock to 6 billion shares with a par value of .000001 per share.

In connection with the merger referred to in Note 1, the shareholders of the D&C received 3,846,000,000 shares of Acology in exchange for their shares of D&C..

In connection with the merger, the former president and sole director of the Acology exchanged 35,000,000 shares of common stock of Acology owned by him and indebtedness owed to him for a convertible promissory note in the amount of $400,000 and the proceeds from the private placement referred to below.

In connection with the Merger, the Company completed a private placement. 700,000,000 shares of common stock were issued for proceeds of $40,000.

During the period January 29, 2013 to December 31, 2013 the members of the Company contributed $141,986 consisting of direct contribution to the Company of $19,825 and direct payments by the members for purchases of inventory and general and administrative expenses of $123,038. These amounts have been recorded as capital contributions in the consolidated financial statements.

The Company’s shareholders received payments from the company aggregating $30,518 and $18,200 for the three months ended March 31, 2014 and for the period January 29 (inception) to March 31, 2013, respectively which have been recorded as compensation and are included in general and administrative expenses on the accompanying statement of operations.

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NOTE 5 – Related Party

The Company uses office space from a family member of a stockholder of the Company at no rent.

The Company made sales to a company in which two shareholders of the Company are members of the board of directors for the amount of $31,234 during the three months ended March 31, 2014.

NOTE 6 – Concentrations

For the three months ended March 31, 2014 and for the period January 29 (inception) to March 31, 2013, the Company’s largest customer accounted for approximately 70% and 27% of sales. In addition during the period January 29 (inception) to March 31, 2013 one other customer accounted for approximately 39% of sales.

For the three months ended March 31, 2014 and for the period January 29 (inception) to March 31, 2013, the Company purchased approximately 100% and of its products from one distributor.

NOTE 7 – Subsequent events

Management has evaluated subsequent events through May 11, 2014, the date which the financial statements were available to be issued.

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Dealer Prospectus Delivery Obligation

Until ___, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to Be Paid

SEC registration fee	$1,803.20
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$13,000.00
Transfer agent fees	$2,000.00
Miscellaneous	$1,500.00
Total	$33,303.20

Item 14. Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed hereby in the Securities Act and the Registrant will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Following the consummation of the Merger on March 28, 2014, the Registrant issued 3,846,000,000 shares of Common Stock to the former holders of the membership units in D&C as merger consideration under the Merger Agreement for the membership units in D&C held by them. On January 29, 2014, the Registrant entered into Securities Purchase Agreements with three investors, who are the selling shareholders under this Registration Statement, pursuant to which the Registrant issued collectively 700,000,000 shares of the Common Stock at the price of $0.000571429 per share for an aggregate purchase price of $40,000.

The shares of Common Stock issued in the above transactions were exempt from registration under Section 4(2) of the Securities Act as sales by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act. These shares of Common Stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and/or Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates representing such shares contain a legend to that effect.

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Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 24, 2013, by and among the Registrant, PNCR, Acquisition, LLC and D&C Distributors, LLC. Filed Exhibit 2.1 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
2.2	Amendment of Agreement and Plan of Merger, dated as of March 4, 2014, by and among the Registrant, PNCR, Acquisition, LLC and D&C Distributors, LLC. Filed Filed as Exhibit 2.2 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
3.1	Articles of Incorporation of the Registrant, filed September 5, 1997. Filed as Exhibit 3.1 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference
3.2	Amendment to Articles of Incorporation of the Registrant, filed February 15, 1999. Filed as Exhibit 3.2 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
3.3	Amendment to Articles of Incorporation of the Registrant, filed January 26, 2000. Filed as Exhibit 3.3 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
3.4	Amendment to Articles of Incorporation of the Registrant, filed July 5, 2012. Filed as Exhibit 3.4 to Registration Statement on Form S-1 (File No 333-195866).
3.5	Amendment to Articles of Incorporation of the Registrant, filed January 9, 2014. Filed as Exhibit 3.5 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
3.6	By-laws of the Registrant. Filed as Exhibit 3.6 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
5.1	Opinion of Barry J. Miller, Esq. Filed Filed as Exhibit 5.1 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.1	Form of Stock Purchase Agreement. Filed as Exhibit 10.1 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.2	Form of Registration Rights Agreement. Filed as Exhibit 10.2 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.3	Exchange Agreement, dated as of March 4, 2013, by and between Registrant and Richard S. Astrom. Filed as Exhibit 10.3 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.4	Convertible Promissory Note, dated March 4, 2014, made by the Registrant in favor of Richard S. Astrom. Filed as Exhibit 10.4 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.5	Pledge Agreement, dated March 4, 2014, by and between the Registrant and Richard S. Astrom. Filed as Exhibit 10.5 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.6	Distributorship Agreement, dated August 11, 2013, by and between Polymation LLC and D&C Distributors, LLC. Filed as Exhibit 10.6 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.7	Summary of Oral Product License and Distribution Agreement by and between D&C Distributors, LLC and TSD Worldwide, Inc. Filed as Exhibit 10.7 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-195866) and incorporated herein by reference.
10.8	Product License and Distribution Agreement, dated April 28, 2014, by and between D&C Distributors, LLC and IGreen Planet Store Ltd. Filed as Exhibit 10.8 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
10.9	Addendum, dated November 18, 2013 to Oral Agreement between D&C Distributors, LLC and TSD Worldwide, Inc. (summarized in Exhibit 10.7). Filed as Exhibit 10.9 to Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-195866) and incorporated herein by reference.
21.1	Subsidiaries of the Registrant. Filed Filed as Exhibit 21.1 to Registration Statement on Form S-1 (File No 333-195866) and incorporated herein by reference.
23.1	Consent of Paritz & Company, P.A. Filed herewith.
23.2	Consent of Barry J. Miller, Esq. Included in Exhibit 5.1.

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Item 17. Undertakings

1.	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.

The undersigned Registrant hereby undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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5.	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on August 6, 2014.

ACOLOGY, INC.

By: /s/ Curtis Fairbrother
       Curtis Fairbrother
       Chief Executive Officer

In accordance with the Securities Act of 1933, as amended, this amendments to the Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Curtis Fairbrother	Chairman of the Board; CEO;	August 6, 2014
Curtis Fairbrother	principal executive officer; principal accounting officer; director

/s/ Douglas Heldoorn	President; COO;	August 6, 2014
Douglas Heldoorn	director

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